EXHIBIT 10.1

CUSIP: 69511YAY8
69511YAZ5

U.S. $2,550,000,000
LETTER OF CREDIT AGREEMENT
Dated as of April 3, 2026
Among
PACIFICORP,
as the Account Party,

THE ISSUING BANKS
PARTY HERETO,
as Issuing Banks

and

PNC BANK, NATIONAL ASSOCIATION,
as Administrative Agent

PNC CAPITAL MARKETS LLC,
as the Lead Arranger

i

ii

ii

EXHIBITS AND SCHEDULES

EXHIBIT A    ---------------    Form of Letter of Credit
EXHIBIT B    ---------------    Form of Assignment and Assumption
EXHIBIT C-1 ---------------    Form of U.S. Tax Compliance Certificate (For Foreign Issuing Banks     That Are Not Partnerships For U.S. Federal Income Tax Purposes)
EXHIBIT C-2 ---------------    Form of U.S. Tax Compliance Certificate (For Foreign Issuing Banks     That Are Not Partnerships For U.S. Federal Income Tax Purposes)
EXHIBIT C-3 ---------------    Form of U.S. Tax Compliance Certificate (For Foreign Issuing Banks     That Are Partnerships For U.S. Federal Income Tax Purposes)
EXHIBIT C-4 ---------------    Form of U.S. Tax Compliance Certificate (For Foreign Issuing Banks     That Are Partnerships For U.S. Federal Income Tax Purposes)

SCHEDULE I     ---------------    List of Issuing Banks and Commitments
SCHEDULE II---------------    List of Material Subsidiaries
SCHEDULE III---------------    List of Energy Regulatory Approvals

ii

LETTER OF CREDIT AGREEMENT
LETTER OF CREDIT AGREEMENT, dated as of April 3, 2026 (as amended, restated, supplemented or otherwise modified from time to time, this “Agreement”), among PACIFICORP, an Oregon corporation (the “Account Party”), PNC BANK, NATIONAL ASSOCIATION (“PNC”), as administrative agent (in such capacity, the “Administrative Agent”) for the Issuing Banks (as hereinafter defined), and the Issuing Banks (as hereinafter defined) party hereto.
BACKGROUND
The Account Party has requested that the Issuing Banks extend a facility providing for extensions of credit to the Account Party through the issuance of Letters of Credit (as hereinafter defined), on and subject to certain terms and conditions.
Accordingly, in consideration of the premises and of the mutual agreements herein contained and intending to be legally bound hereby, the parties hereto agree as follows:
ARTICLE I
DEFINITIONS AND ACCOUNTING TERMS
Article I
Section 1.01. Certain Defined Terms.
As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):
“Acceptable Bank” means (a) any financial institution located in any country that is a member of the Organization for Economic Cooperation and Development, authorized to engage in the banking business, having a combined capital and surplus of at least $500,000,000 and an international short-term unsecured senior debt or deposit rating of at least BBB+ by S&P or Baa1 by Moody’s (the “Acceptable Bank Criteria”) and approved by the beneficiary of the applicable Letter of Credit, provided that each Issuing Bank party hereto on the Closing Date shall be an Acceptable Bank (so long as it continues to satisfy the Acceptable Bank Criteria) and shall not require approval of such beneficiary, and (b) any other financial institution acceptable to the beneficiary of the applicable Letter of Credit.
“Account Party” has the meaning specified in the first paragraph of this Agreement.
“Adjusted Daily Simple SOFR” means an interest rate per annum equal to (a) the Daily Simple SOFR, plus (b) 0.10%; provided that if the Adjusted Daily Simple SOFR as so determined would be less than 0.00%, such rate shall be deemed to be equal to 0.00% for the purposes of this Agreement.
“Administrative Agent” has the meaning specified in the first paragraph of this Agreement.
“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.
“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, controls or is controlled by or is under common control with the Person specified. For purposes of this definition, the term

“control” (including the terms “controlled by” and “under common control with”) of a Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ability to exercise voting power, by contract or otherwise.
“Agent Parties” has the meaning specified in Section 8.02(d)(ii).
“Agent’s Account” means the account of the Administrative Agent designated from time to time in a written notice to the Issuing Banks and the Account Party as the account to which the Issuing Banks fund their LC Disbursements and the Account Party is to make payments under this Agreement.
“Aggregate Commitment” means the aggregate Commitment of all Issuing Banks hereunder. As of the Closing Date, the Aggregate Commitment is $2,550,000,000.
“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to the Account Party or any Subsidiary of the Account Party or their respective activities from time to time concerning or relating to bribery or corruption, including (i) the United States Foreign Corrupt Practices Act of 1977, as amended from time to time, and the applicable regulations thereunder, and (ii) to the extent applicable, the United Kingdom’s Bribery Act 2010, as amended from time to time.
“Applicable Law” means (i) all applicable common law and principles of equity and (ii) all applicable provisions of all (A) constitutions, statutes, rules, regulations and orders of all Governmental Authorities, (B) Governmental Approvals and (C) orders, decisions, judgments and decrees of all courts (whether at law or in equity or admiralty) and arbitrators.
“Applicable Percentage” means, at all times during which any Applicable Rating Level set forth below is in effect, the rate per annum (except as provided below) set forth below next to such Applicable Rating Level:

Applicable Rating Level	Applicable Percentage
1	0.875%
2	1.000%
3	1.125%
4	1.375%
5	1.500%
6	1.750%
Any change in the Applicable Percentage resulting from a change in the Applicable Rating Level shall become effective upon the date that is three (3) Business Days following the date of announcement of any change in the Moody’s Rating or the S&P Rating that results in such change in the Applicable Rating Level.
“Applicable Rating Level” at any time shall be determined in accordance with the then-applicable S&P Rating or the then-applicable Moody’s Rating as follows:

S&P Rating/Moody’s Rating	Applicable Rating Level
S&P Rating A or Moody’s Rating A2 or higher	1
S&P Rating A- or Moody’s Rating A3	2
S&P Rating BBB+ or Moody’s Rating Baa1	3
S&P Rating BBB or Moody’s Rating Baa2	4
S&P Rating BBB- or Moody’s Rating Baa3	5
S&P Rating BB+ or Moody’s Rating Ba1 or below or unrated	6
The Applicable Rating Level for any day shall be determined based upon the higher of the S&P Rating and the Moody’s Rating in effect on such day. If the S&P Rating and the Moody’s Rating are not the same (i.e., a “split rating”), the higher (better) of such ratings shall control, unless the ratings differ by more than one level, in which case the rating one level below the higher of the two ratings shall control.
“Approved Fund” means any Fund that is administered or managed by (i) an Issuing Bank, (ii) an Affiliate of an Issuing Bank or (iii) an entity or an Affiliate of an entity that administers or manages an Issuing Bank.
“Assignment and Assumption” means an assignment and assumption entered into by an Issuing Bank (as applicable) and an assignee (with the consent of any party whose consent is required by Section 8.07), and accepted by the Administrative Agent, in substantially the form of Exhibit B or any other form approved by the Administrative Agent.
“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.
“Bail-In Legislation” means (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).
“Bankruptcy Event” means, with respect to any Person, such Person becomes the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets (including the Federal Deposit Insurance Corporation or any other Governmental Authority acting in a similar capacity) appointed for it, provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person that is an Issuing Bank or the Administrative Agent or a direct or indirect parent company of such Person by a Governmental Authority if and for so long as such ownership interest does not result in or provide such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Person.
“Base Rate” means a fluctuating interest rate per annum in effect from time to time, which rate per annum shall at all times be equal to the highest of:
(i)the Prime Rate;
(ii)1/2 of 1% per annum above the Overnight Bank Funding Rate in effect on such date; and
(iii)Adjusted Daily Simple SOFR plus 1% so long as Daily Simple SOFR is offered, ascertainable and not unlawful;
provided, that in no event shall the Base Rate be less than 0%. Any change in the Base Rate (or any component thereof) shall take effect at the opening of business on the day such change occurs without notice to the Account Party.
“Beneficial Ownership Certification” means a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation.
“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.
“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in Section 4975 of the Internal Revenue Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Internal Revenue Code) the assets of any such “employee benefit plan” or “plan”.
“Berkshire Hathaway” means Berkshire Hathaway Inc.
“Business Day” means a day of the year on which banks are not required or authorized by law to close in New York City or Pittsburgh, Pennsylvania; provided, that when used in connection with Daily Simple SOFR, the term “Business Day” shall also exclude any day that is not also a U.S. Government Securities Business Day.
“Cash Collateralize” means to pledge and deposit with or deliver to the Administrative Agent, for the benefit of the Administrative Agent and the Issuing Banks, as collateral for Letter of Credit Obligations or obligations of Issuing Banks in respect of Letters of Credit, cash or deposit account balances or, if the Administrative Agent and each Issuing Bank shall agree in their sole discretion, other credit support, in each case pursuant to documentation in form and substance satisfactory to the Administrative Agent and each Issuing Bank. “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.
“Change in Law” means the occurrence, after the Closing Date, of any of the following: (i) the adoption of any law, rule, regulation or treaty, (ii) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (iii) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives (whether or not having the force of law) thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives (whether or not having the force of law) promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law,” regardless of the date enacted, adopted or issued.
“Change of Control” has the meaning specified in Section 6.01(h).
“Closing Date” means April 3, 2026.
“Collateral Account” has the meaning specified in Section 6.02.
“Commitment” means, for each Issuing Bank, the obligation of such Issuing Bank to issue Letters of Credit pursuant to the terms hereof in the aggregate stated amount that such Issuing Bank agrees to issue specified as “Commitment Amount” opposite its name on Schedule I hereto or, if such Issuing Bank has entered into any Assignment and Assumption, set forth for such Issuing Bank in the Register maintained by the Administrative Agent pursuant to Section 8.07(c), in each such case as such amount may be reduced pursuant to Section 2.05.
“Commitment Fee Rate” means, at any time, the rate per annum set forth below next to the Applicable Rating Level in effect at such time:

Applicable Rating Level	Commitment Fee Rate
1	0.075%
2	0.100%
3	0.150%
4	0.200%
5	0.250%
6	0.300%
A change in the Commitment Fee Rate resulting from a change in the Applicable Rating Level shall become effective upon the date that is three (3) Business Days following the date of public announcement of a change in the Moody’s Rating or the S&P Rating that results in a change in the Applicable Rating Level.
“Commitment Percentage” means, as to any Issuing Bank as of any date of determination, the percentage describing such Issuing Bank’s pro rata share of the Commitments set forth initially on Schedule I hereto or in the Register from time to time. If the Commitments have terminated or expired, the Commitment Percentages shall be determined based upon the Commitments most recently in effect, giving effect to any assignments and to any Issuing Bank’s status as a Defaulting Issuing Bank at the time of determination.

“Communications” has the meaning specified in Section 8.02(d)(ii).
“Confidential Information” means information that the Account Party furnishes to the Administrative Agent, the Lead Arranger, or any Issuing Bank in a writing designated as confidential, but does not include any such information that is or becomes generally available to the public or that is or becomes available to the Administrative Agent, the Lead Arranger or such Issuing Bank from a source other than the Account Party that has no obligation to maintain the confidentiality of such information.
“Consolidated Assets” means, on any date of determination, the total of all assets (including revaluations thereof as a result of commercial appraisals, price level restatement or otherwise) appearing on the consolidated balance sheet of the Account Party and its Consolidated Subsidiaries most recently delivered to the Issuing Banks pursuant to Section 5.01(h) as of such date of determination.
“Consolidated Capital” means the sum (without duplication) of (i) Consolidated Debt of the Account Party (without giving effect to the first proviso in the definition of Consolidated Debt) (ii) consolidated common equity holders’ equity as would appear on a consolidated balance sheet of the Account Party prepared in accordance with GAAP, (iii) the aggregate liquidation preference of preferred or priority equity interests (other than preferred or priority equity interests subject to mandatory redemption or repurchase) of the Account Party upon involuntary liquidation, (iv) the aggregate outstanding amount of all Hybrid Securities of the Account Party and (v) minority interests as would appear on a consolidated balance sheet of the Account Party prepared in accordance with GAAP.
“Consolidated Debt” of the Account Party means the total principal amount of all Debt of the Account Party and its Consolidated Subsidiaries; provided that Guaranties of Debt shall not be included in such total principal amount; provided further that Consolidated Debt shall exclude, to the extent otherwise reflected therein, Hybrid Securities of the Account Party up to a maximum excluded amount equal to 15% of Consolidated Capital of the Account Party.
“Consolidated Subsidiary” means, with respect to any Person at any time, any Subsidiary or other Person the accounts of which would be consolidated with those of such first Person in its consolidated financial statements in accordance with GAAP.
“Credit Agreement” means that Third Amended and Restated Credit Agreement, dated as of June 30, 2022 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time), by and among the Account Party, the financial institutions and lenders party thereto, and JPMorgan Chase Bank, N.A., as administrative agent.
“Credit Party” means the Administrative Agent or any Issuing Bank.
“Daily Simple SOFR” means, for any day (a “SOFR Rate Day”), a rate per annum equal to SOFR for the day (such day “SOFR Determination Date”) that is two (2) U.S. Government Securities Business Days prior to (i) if such SOFR Rate Day is a U.S. Government Securities Business Day, such SOFR Rate Day or (ii) if such SOFR Rate Day is not a U.S. Government Securities Business Day, the U.S. Government Securities Business Day immediately preceding such SOFR Rate Day, in each case, as such SOFR is published by the SOFR Administrator on the SOFR Administrator’s Website. If SOFR for any SOFR Determination Date has not been published or replaced with a Benchmark Replacement by 5:00 p.m. (Pittsburgh, Pennsylvania time) on the second Business Day immediately following such SOFR Determination Date, then SOFR for such SOFR

Determination Date will be SOFR for the first Business Day preceding such SOFR Determination Date for which SOFR was published in accordance with the definition of “SOFR”; provided that SOFR determined pursuant to this sentence shall be used for purposes of calculating Daily Simple SOFR for no more than three (3) consecutive SOFR Rate Days. Any change in Daily Simple SOFR due to a change in SOFR shall be effective from and including the effective date of such change in SOFR without notice to the Account Party.
“Debt” of any Person means, at any date, without duplication, (i) all indebtedness of such Person for borrowed money, (ii) all obligations of such Person for the deferred purchase price of property or services (other than trade payables incurred in the ordinary course of such Person’s business), (iii) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (iv) all obligations of such Person as lessee under leases that have been, in accordance with GAAP, recorded as capital leases, (v) all obligations of such Person in respect of reimbursement agreements with respect to acceptances, letters of credit (other than trade letters of credit), surety bonds, supersedeas bonds or similar extensions of credit, and (vi) all Guaranties. Solely for the purpose of calculating compliance with the covenant in Section 5.03, Debt shall not include Debt of the Account Party or its Consolidated Subsidiaries arising from the qualification of an arrangement as a lease due to that arrangement conveying the right to use or to control the use of property, plant or equipment under the application of the Financial Accounting Standards Board’s Accounting Standards Codification Topic 840 – Leases paragraph 840-10-15-6 (or the Accounting Standards Codification Topic 842 – Leases paragraphs 842-10-15-3 through 5), nor shall Debt include Debt of any variable interest entity consolidated by the Account Party under the requirements of Topic 810 – Consolidation.
“Debtor Relief Laws” means the Bankruptcy Code of the United States of America, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect.
“Default” means any Event of Default or any event that would constitute an Event of Default but for the requirement that notice be given or time elapse or both.
“Defaulting Issuing Bank” means, subject to Section 2.16(b), any Issuing Bank that (i) has failed, within one (1) Business Day after the date required to be funded or paid, to (A) fund any portion of its obligations for an LC Disbursement or (B) pay over to any Credit Party any other amount required to be paid by it under this Agreement, (ii) has notified the Account Party or any Credit Party in writing that it does not intend to comply with any of its issuance or funding obligations under this Agreement or has made a public statement to the effect that it does not intend to comply with its issuance or funding obligations under this Agreement (including any notification given pursuant to Section 2.16 hereof or any purported revocation or repudiation of the power of attorney granted in Section 2.01(c)), (iii) has failed, within three (3) Business Days after written request by the Administrative Agent or the Account Party, acting in good faith, to confirm in writing to such requesting party that it will comply with its obligations to issue any Letters of Credit or to fund its portion of any LC Disbursement under this Agreement; provided that such Issuing Bank shall cease to be a Defaulting Issuing Bank pursuant to clause (iii) upon such requesting party’s receipt of such written confirmation that it will comply with its obligations to issue any Letters of Credit or to fund its portion of any LC Disbursement under this Agreement in form and substance reasonably satisfactory to it and the Administrative Agent, or (iv) has become the subject of a (A) Bankruptcy Event or (B) Bail-In Action. Any determination by the Administrative Agent that an Issuing

Bank is a Defaulting Issuing Bank under any one or more of clauses (i) through (iv) above shall be conclusive and binding absent manifest error, and such Issuing Bank shall be deemed to be a Defaulting Issuing Bank (subject to Section 2.16(b)) upon delivery of written notice of such determination to the Account Party and each Issuing Bank.
“Dollars” and the symbol “$” mean lawful currency of the United States of America.
“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clause (a) or (b) of this definition and is subject to consolidated supervision with its parent.
“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.
“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.
“Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 8.07(a) (subject to such consents, if any, as may be required under Section 8.07(a)).
“Energy Regulatory Approvals” means the Governmental Approvals set forth on Schedule III.
“Environmental Law” means any federal, state, local or foreign statute, law, ordinance, rule, regulation, code, order, judgment, decree or judicial or agency interpretation, policy or guidance relating to pollution or protection of the environment, health, safety or natural resources, including those relating to the use, handling, transportation, treatment, storage, disposal, release or discharge of Hazardous Materials.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder.
“ERISA Affiliate” means, with respect to any Person, each trade or business (whether or not incorporated) that is considered to be a single employer with such entity within the meaning of Section 414(b), (c), (m) or (o) of the Internal Revenue Code.
“ERISA Event” means (i) any “reportable event,” as defined in Section 4043 of ERISA with respect to a Pension Plan (other than an event as to which the PBGC has waived the requirement of Section 4043(a) of ERISA that it be notified of such event); (ii) the failure to make a required contribution to any Pension Plan that would result in the imposition of a lien or other encumbrance or the provision of security under Section 430 of the Internal Revenue Code or Section 303 or 4068 of ERISA, or there being or arising any “unpaid minimum required contribution” or “accumulated funding deficiency” (as defined or otherwise set forth in Section 4971 of the Internal Revenue Code or Part 3 of Subtitle B of Title I of ERISA), whether or not waived, or the filing of any request for or receipt of a minimum funding waiver under Section 412 of the Internal Revenue Code with respect to any Pension Plan or Multiemployer Plan, or a determination that any Pension Plan is, or is reasonably expected to be, in at-risk status under Title IV of ERISA; (iii) the filing of a notice of intent to terminate any Pension Plan, if such termination would require material additional contributions in order to be considered a standard termination within the meaning of Section 4041(b) of ERISA, the filing under Section 4041(c) of ERISA of a notice of intent to terminate any Pension Plan, or the termination of any Pension Plan under Section 4041(c) of ERISA; (iv) the institution of proceedings, or the occurrence of an event or condition that would reasonably be expected to constitute grounds for the institution of proceedings by the PBGC, under Section 4042 of ERISA, for the termination of, or the appointment of a trustee to administer, any Pension Plan; (v) the complete or partial withdrawal of the Account Party or any of its ERISA Affiliates from a Multiemployer Plan, the reorganization or insolvency under Title IV of ERISA of any Multiemployer Plan, or the receipt by the Account Party or any of its ERISA Affiliates of any notice that a Multiemployer Plan is in endangered or critical status under Section 305 of ERISA; (vi) the failure by the Account Party or any of its ERISA Affiliates to comply with ERISA or the related provisions of the Internal Revenue Code with respect to any Pension Plan; (vii) the Account Party or any of its ERISA Affiliates incurring any liability under Title IV of ERISA with respect to any Pension Plan (other than premiums due and not delinquent under Section 4007 of ERISA); or (viii) the failure by the Account Party or any of its Subsidiaries to comply with Applicable Law with respect to any Foreign Plan.
“Erroneous Payment” has the meaning assigned to it in Section 7.09(a).
“Erroneous Payment Subrogation Rights” has the meaning assigned to it in Section 7.09(d).
“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.
“Events of Default” has the meaning specified in Section 6.01.
“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (i) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (A) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Issuing Bank, its Funding Office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (B) that are Other Connection Taxes, (ii) in the case of an Issuing Bank, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Issuing Bank with respect to an applicable interest with respect to Letter of Credit Obligations or Commitments pursuant to a law in effect on the date on which (A) such Issuing Bank acquires such interest in Letter of Credit Obligations or Commitments (other than pursuant to an assignment request by the Account Party under Section 2.15(b)) or (B) such Issuing Bank changes its Funding Office, except in each case to the extent that, pursuant to Section 2.13, amounts with respect to such Taxes were payable either to such Issuing Bank’s assignor immediately before such Issuing Bank became a party hereto or to such Issuing Bank immediately before it changed its Funding Office, (iii) Taxes attributable to such Recipient’s failure to comply with Section 2.13(g) and (iv) any U.S. federal withholding Taxes imposed under FATCA.

“Facility Documents” means, collectively, (i) this Agreement, (ii) the Fee Letter, (iii) each application for an Issuance and (iv) any other agreement, instrument or document executed and delivered by the Account Party to the Administrative Agent or any Issuing Bank in connection with this Agreement.
“FATCA” means Sections 1471 through 1474 of the Internal Revenue Code, as of the Closing Date (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Internal Revenue Code, any intergovernmental agreement entered into in connection with the implementation of such Sections of the Internal Revenue Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any such intergovernmental agreement.
“Federal Funds Effective Rate” means, for any day, the rate calculated by the NYFRB based on such day’s Federal funds transactions by depositary institutions (as determined in such manner as the NYFRB shall set forth on its public website from time to time) and published on the next succeeding Business Day by the NYFRB as the Federal funds effective rate.
“Federal Reserve Board” means the Board of Governors of the Federal Reserve System of the United States of America.
“Fee Letter” means the letter agreement, dated as of January 23, 2026, among the Account Party, the Administrative Agent and the Lead Arranger.
“Financing Parties” has the meaning set forth in Section 8.15.
“Foreign Issuing Bank” means an Issuing Bank that is not a U.S. Person.
“Foreign Plan” means any pension, profit-sharing, deferred compensation, or other employee benefit plan, program or arrangement (other than a Pension Plan or a Multiemployer Plan) maintained by any Subsidiary of the Account Party that, under applicable local foreign law, is required to be funded through a trust or other funding vehicle.
“Fund” means any Person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.
“Funding Office” means, with respect to any Issuing Bank, the office of such Issuing Bank specified as its “Funding Office” opposite its name on Schedule I hereto or in the Assignment and Assumption pursuant to which it became an Issuing Bank, or such other office of such Issuing Bank as such Issuing Bank may from time to time specify in writing to the Account Party and the Administrative Agent.
“GAAP” has the meaning specified in Section 1.03.
“Governmental Approval” means any authorization, consent, approval, license or exemption or waiver of, registration or filing with, or report or notice to, any Governmental Authority, including, for the avoidance of doubt, the Energy Regulatory Approvals.

“Governmental Authority” means the government of the United States of America or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, commission, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government, including any supra-national bodies such as the European Union or the European Central Bank and any governmental or non-governmental body administering, regulating, or having general oversight over any energy-related markets.
“Guaranty” of any Person means (i) any obligation, contingent or otherwise, of such Person to pay any Debt of any other Person and (ii) all reasonably quantifiable obligations of such Person under indemnities or under support or capital contribution agreements, and other reasonably quantifiable obligations (contingent or otherwise) to purchase or otherwise to assure a creditor against loss in respect of, or to assure an obligee against loss in respect of, any Debt of any other Person guaranteed directly or indirectly in any manner by such Person, or in effect guaranteed directly or indirectly by such Person through an agreement (A) to pay or purchase such Debt or to advance or supply funds for the payment or purchase of such Debt, (B) to purchase, sell or lease (as lessee or lessor) property, or to purchase or sell services, primarily for the purpose of enabling the debtor to make payment of such Debt or to assure the holder of such Debt against loss, (C) to supply funds to or in any other manner invest in the debtor (including any agreement to pay for property or services irrespective of whether such property is received or such services are rendered) or (D) otherwise to assure a creditor against loss; provided that the term “Guaranty” shall not include endorsements for collection or deposit in the ordinary course of business or the grant of a Lien in connection with Project Finance Debt.
“Hazardous Materials” means (i) petroleum and petroleum products, byproducts or breakdown products, radioactive materials, asbestos-containing materials, polychlorinated biphenyls and radon gas and (ii) any other chemicals, materials or substances designated, classified or regulated as hazardous or toxic or as a pollutant or contaminant under any Environmental Law.
“Hybrid Securities” means, with respect to the Account Party, any preferred securities, trust preferred securities or deferrable interest subordinated debt securities issued by the Account Party or other financing vehicle of the Account Party that (i) are subordinate in right of payment to the Letter of Credit Obligations; (ii) have an original maturity of at least twenty years and (iii) require no repayments or prepayments and no mandatory redemptions or repurchases, in each case, prior to the first anniversary of the Termination Date.
“Indemnification Agreement” has the meaning specified in Section 3.02(e).
“Indemnified Party” has the meaning specified in Section 8.04(b).
“Indemnified Taxes” means (i) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Account Party under any Facility Document and (ii) to the extent not otherwise described in clause (i), Other Taxes.
“Indenture” means, for any series of Revenue Bonds, the indenture pursuant to which such Revenue Bonds are issued and any supplement thereto relating to such Revenue Bonds.

“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and rulings issued thereunder.
“IRS” means the U.S. Internal Revenue Service.
“Issuance Effective Date” has the meaning specified in Section 3.02.
“Issuance Expiration Date” means the earlier of (i) the second anniversary of the Issuance Effective Date and (ii) the date of termination in whole of the Commitments available to the Account Party pursuant to Section 2.05 or 6.01.
“Issuance of Credit”, “Issuance” or “Issue” means the issuance of a Letter of Credit or the amendment of any Letter of Credit having the effect of extending the expiration date thereof or increasing the amount available to be drawn thereunder.
“Issuing Bank” means each Person identified as an “Issuing Bank” on Schedule I and each Person that shall become party hereto as an Issuing Bank pursuant to an Assignment and Assumption, other than any such Person that ceases to be a party hereto as an Issuing Bank pursuant to an Assignment and Assumption. Any Issuing Bank may issue Letters of Credit from any of its branches as notified to the Administrative Agent.
“LC Disbursement” means a payment made or required to be made by an Issuing Bank following a drawing request from a beneficiary pursuant to a Letter of Credit.
“LC Fee” has the meaning specified in Section 2.02(c).
“Lead Arranger” means PNC Capital Markets LLC.
“Letter of Credit” means a standby letter of credit issued by the Issuing Banks pursuant to Section 2.01, in each case, as amended, modified or extended from time to time in accordance with the terms of this Agreement. For clarity, such term in any event includes any undertaking substantially in or similar to the form set forth in Exhibit A hereto, in each case as such undertaking is so amended, modified or extended from time to time.
“Letter of Credit Obligations” means, as of any date of determination, the aggregate Letter of Credit Outstandings on such date, and any obligation or liability of the Account Party (including, but not limited to, fees, interest and indemnification obligations payable hereunder or pursuant to any other Facility Document), howsoever created, arising or evidenced, whether direct or indirect, absolute or contingent, now or hereafter existing, or due or to become due, under or in connection with the Facility Documents, the Letters of Credit, or the Fee Letter whether to the Administrative Agent, any Issuing Bank, or their Affiliates or other Persons provided for under such Facility Documents.
“Letter of Credit Outstandings” means, on any date of determination, the sum of (i) the undrawn stated amounts of all Letters of Credit that are outstanding on such date (if any Letter of Credit shall increase in amount automatically in the future, such aggregate undrawn stated amount shall currently give effect to any such future increase) plus (ii) the aggregate amount of all unpaid Reimbursement Obligations of the Account Party on such date with respect to LC Disbursements made by any Issuing Bank under any Letter of Credit.

“Lien” means any lien, security interest or other charge or encumbrance of any kind, or any other type of preferential arrangement, including the lien or retained security title of a conditional vendor and any easement, right of way or other encumbrance on title to real property.
“Margin Regulations” means Regulations T, U and X of the Federal Reserve Board, as in effect from time to time.
“Margin Stock” has the meaning specified in the Margin Regulations.
“Material Adverse Effect” means a material adverse effect on (i)  the business, operations, properties, financial condition, assets or liabilities (including contingent liabilities) of the Account Party and its Subsidiaries, taken as a whole, (ii) the ability of the Account Party to perform its obligations under the Facility Documents or (iii) the ability of the Administrative Agent or any Issuing Bank to enforce its rights under the Facility Documents.
“Material Subsidiaries” means any Subsidiary of the Account Party with respect to which (x) the Account Party’s percentage ownership interest in such Subsidiary multiplied by (y) the book value of the Consolidated Assets of such Subsidiary represents at least 15% of the Consolidated Assets of the Account Party as reflected in the latest financial statements of the Account Party delivered pursuant to clause (i) or (ii) of Section 5.01(h).
“Minimum Collateral Amount” means, at any time, (i) with respect to Cash Collateral consisting of cash or deposit account balances, an amount equal to 103% (or such lesser percentage as may be agreed by the Administrative Agent and the Issuing Banks) of the Letter of Credit Outstandings at such time and (ii) with respect to any other form of collateral, an amount determined by the Administrative Agent and the Issuing Banks in their sole discretion.
“Moody’s” means Moody’s Investors Service, Inc.
“Moody’s Rating” means, on any date of determination, the rating most recently announced by Moody’s with respect to any senior unsecured, non-credit enhanced Debt of the Account Party or, if such rating is not available, the corporate credit rating of the Account Party most recently announced by Moody’s.
“Multiemployer Plan” means any “multiemployer plan” (as such term is defined in Section 4001(a)(3) of ERISA), which is contributed to by (or to which there is or may be an obligation to contribute of) the Account Party or any of its ERISA Affiliates or with respect to which the Account Party or any of its ERISA Affiliates has, or could reasonably be expected to have, any liability.
“New York City Time” means the time in New York, New York.
“Non-Consenting Issuing Bank” means any Issuing Bank that does not approve any consent, waiver or amendment that (i) requires the approval of all affected Issuing Banks in accordance with the terms of Section 8.01 and (ii) has been approved by the Required Issuing Banks.
“Non-Defaulting Issuing Bank” means, at the time of determination, an Issuing Bank that is not a Defaulting Issuing Bank.

“Non-Extension Notice” has the meaning specified in Section 2.01(d).
“NYFRB” means the Federal Reserve Bank of New York.
“OFAC” means The Office of Foreign Assets Control of the U.S. Department of the Treasury.
“Oregon Judgments” has the meaning specified in Section 5.01(i).
“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising solely from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Facility Document).
“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Facility Document, except any such Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.15).
“Outbound Investment Rules” means the regulations administered and enforced, together with any related public guidance issued, by the United States Treasury Department under U.S. Executive Order 14105 of August 9, 2023, or any similar law or regulation as of the Closing Date, and as codified at 31 C.F.R. § 850.101 et seq.
“Overnight Bank Funding Rate” means, for any day, the rate comprised of both overnight Federal funds and overnight eurodollar borrowings by U.S.-managed banking offices of depository institutions (as such composite rate shall be determined by the NYFRB as set forth on its public website from time to time) and published on the next succeeding Business Day by the NYFRB as an overnight bank funding rate (from and after such date as the NYFRB shall commence to publish such composite rate) (or by such other recognized electronic source (such as Bloomberg) selected by the Administrative Agent for the purpose of displaying such rate); provided, that if such day is not a Business Day, the Overnight Bank Funding Rate for such day shall be such rate on the immediately preceding Business Day; provided, further, that if such rate shall at any time, for any reason, no longer exist, a comparable replacement rate determined by the Administrative Agent at such time (which determination shall be conclusive absent manifest error). If the Overnight Bank Funding Rate determined as above would be less than zero, then such rate shall be deemed to be zero. Such rate of interest charged shall be adjusted as of each Business Day based on changes in the Overnight Bank Funding Rate without notice to the Account Party.
“Participant” has the meaning assigned to such term in Section 8.07(d).
“Participant Register” has the meaning specified in Section 8.07(d).
“Patriot Act” has the meaning specified in Section 8.14.
“Payment Recipient” has the meaning assigned to it in Section 7.09(a).

“PBGC” means the U.S. Pension Benefit Guaranty Corporation (or any successor).
“Pension Plan” means any “employee pension benefit plan” (as defined in Section 3(2) of ERISA) (other than a Multiemployer Plan), subject to the provisions of Title IV of ERISA or Section 412 of the Internal Revenue Code or Section 302 of ERISA, maintained or contributed to by the Account Party or any of its ERISA Affiliates or to which the Account Party or any of its ERISA Affiliates has or may have an obligation to contribute (or is deemed under Section 4069 of ERISA to have maintained or contributed to or to have had an obligation to contribute to, or otherwise to have liability with respect to) such plan.
“Permitted Liens” means such of the following as to which no enforcement, collection, execution, levy or foreclosure proceeding shall have been commenced: (i) Liens for taxes, assessments and governmental charges or levies to the extent not required to be paid under Section 5.01(a) hereof; (ii) Liens imposed by law, such as materialmen’s, mechanics’, carriers’, workmen’s and repairmen’s Liens, and other similar Liens arising in the ordinary course of business; (iii) Liens incurred or deposits made to secure obligations under workers’ compensation laws or similar legislation or to secure public or statutory obligations; (iv) easements, rights of way and other encumbrances on title to real property that do not render title to the property encumbered thereby unmarketable, including zoning and landmarking restrictions; (v) any judgment Lien, unless an Event of Default under Section 6.01(e) shall have occurred and be continuing with respect thereto; (vi) any Lien on any asset of any Person existing at the time such Person is acquired by or merged or consolidated with or into the Account Party or any Subsidiary of the Account Party and not created in contemplation of such event; (vii) pledges and deposits made in the ordinary course of business to secure the performance of bids, trade contracts (other than for Debt), operating leases and surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business; (viii) Liens upon or in any real property or equipment acquired, constructed, improved or held by the Account Party or any Subsidiary in the ordinary course of business to secure the purchase price of such property or equipment or to secure Debt incurred solely for the purpose of financing the acquisition, construction or improvement of such property or equipment, or Liens existing on such property or equipment at the time of its acquisition (other than any such Liens created in contemplation of such acquisition that were not incurred to finance the acquisition of such property), (ix) Liens securing Project Finance Debt, (x) any Lien on the Account Party’s or any Material Subsidiary’s interest in Revenue Bonds or cash or cash equivalents securing (A) the obligation of the Account Party or any Material Subsidiary to reimburse the issuer of a letter of credit supporting payments to be made in respect of such Revenue Bonds (including any letter of credit issued to support obligations under or related to such Revenue Bonds) for a drawing on such letter of credit for the purpose of purchasing such Revenue Bonds or (B) the obligation of the Account Party or any Material Subsidiary to reimburse or repay amounts advanced under any facility entered into to provide liquidity or credit support for any issue of such Revenue Bonds; and (xi) extensions, renewals or replacements of any Lien described in clause (vi), (vii), (viii), (ix) or (x) for the same or a lesser amount, provided, however, that no such Lien shall extend to or cover any properties (other than after-acquired property already within the scope of the relevant Lien grant) not theretofore subject to the Lien being extended, renewed or replaced.
“Person” means any natural Person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Platform” has the meaning specified in Section 8.02(d)(i).
“Prime Rate” means the interest rate per annum announced from time to time by the Administrative Agent at its Principal Office as its then prime rate, which rate may not be the lowest or most favorable rate then being charged to commercial borrowers or others by the Administrative Agent and may not be tied to any external rate of interest or index. Any change in the Prime Rate shall take effect at the opening of business on the day such change is announced.
“Principal Office” means the main banking office of the Administrative Agent in Pittsburgh, Pennsylvania.
“Project Finance Debt” means Debt of any Subsidiary of the Account Party (i) that is (A) not recourse to the Account Party other than with respect to Liens granted by the Account Party on direct or indirect equity interests in such Subsidiary to secure such Debt and limited Guaranties of, or equity commitments with respect to, such Debt by the Account Party, which Liens, limited Guaranties and equity commitments are of a type consistent with other limited recourse project financings, and other than customary contractual carve-outs to the non-recourse nature of such Debt consistent with other limited recourse project financings, and (B) incurred in connection with the acquisition, development, construction or improvement of any project, single purpose or other fixed assets of such Subsidiary, including Debt assumed in connection with the acquisition of such assets, or (ii) that represents an extension, renewal, replacement or refinancing of the foregoing, provided that, in the case of a replacement or refinancing, the principal amount of such new Debt shall not exceed the principal amount of the Debt being replaced or refinanced plus 10% of such principal amount.
“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.
“Rating Decline” means the occurrence of the following on, or within 90 days after, the earlier of (i) the occurrence of a Change of Control and (ii) the earlier of (x) the date of public notice of the occurrence of a Change of Control and (y) the date of the public notice of the Account Party’s (or its direct or indirect parent company’s) intention to effect a Change of Control, which 90-day period will be extended so long as the S&P Rating or Moody’s Rating is under publicly announced consideration for possible downgrading by S&P or Moody’s, as applicable: the S&P Rating is reduced to any rating level below BBB+ or the Moody’s Rating is reduced to any rating level below Baa1 (or both the S&P Rating and the Moody’s Rating become unavailable).
“Recipient” means (i) the Administrative Agent and (ii) any Issuing Bank, as applicable.
“Register” has the meaning specified in Section 8.07(c).
“Reimbursement Obligation” means the Account Party’s obligation to reimburse the Issuing Banks for any LC Disbursements made under any Letter of Credit.
“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives of such Person and of such Person’s Affiliates.
“Removal Effective Date” has the meaning specified in Section 7.05(b).

“Reportable Compliance Event” means that the Account Party or any of its Subsidiaries becomes a Sanctioned Person, or is charged by indictment, criminal complaint or similar charging instrument, arraigned, or custodially detained in connection with any Anti-Corruption Law or any predicate crime to any Anti-Corruption Law.
“Required Issuing Banks” means at any time Issuing Banks having an aggregate Commitment Percentage of the aggregate Commitments in excess of 50% of the then-applicable Commitments, or, if there are no Commitments, Issuing Banks having in excess of 50% of the aggregate outstanding amount of the Letter of Credit Outstandings. The Commitments and rights and obligations with respect to the Letter of Credit Outstandings of any Defaulting Issuing Bank shall be disregarded in determining Required Issuing Banks at any time.
“Resignation Effective Date” has the meaning specified in Section 7.05(a).
“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.
“Revenue Bonds” means pollution control revenue bonds or industrial development revenue bonds (or similar obligations, however designated) issued pursuant to an Indenture between the Trustee and the Issuer named therein.
“Sanctioned Country” means, at any time, a country, region or territory which is itself the subject or target of comprehensive or territory-wide Sanctions (as of the Closing Date, the so-called Donetsk People’s Republic, the so- called Luhansk People’s Republic, the Crimea Region of Ukraine, the Kherson Region of Ukraine, the Zaporizhzhia Region of Ukraine, Cuba, Iran, and North Korea).
“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by OFAC, the U.S. Department of State or the U.S. Department of the Treasury, or maintained by the United Nations Security Council, the European Union, or His Majesty’s Treasury of the United Kingdom, or any other sanctions authority with jurisdiction over the Account Party, as may be amended, supplemented or substituted from time to time, (b) any Person organized or ordinarily resident or located in a Sanctioned Country or (c) any Person 25% owned, directly or indirectly, controlled by, or acting on behalf of, any such Person described in clause (a) or (b).
“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by OFAC, the U.S. Department of State or the U.S. Department of Treasury, or (b) the United Nations Security Council, the European Union, His Majesty’s Treasury of the United Kingdom or any other sanctions authority with jurisdiction over the Account Party.
“S&P” means S&P Global Ratings, a business unit of S&P Global, Inc.
“S&P Rating” means, on any date of determination, the rating most recently announced by S&P with respect to any senior unsecured, non-credit enhanced Debt of the Account Party or, if such rating is not available, the corporate credit rating of the Account Party most recently announced by S&P.
“SEC” means the U.S. Securities and Exchange Commission.

“SOFR” means a rate equal to the secured overnight financing rate as administered by the SOFR Administrator.
“SOFR Administrator” means the NYFRB (or a successor administrator of the secured overnight financing rate).
“SOFR Administrator’s Website” means the NYFRB’s website, currently at http://www.newyorkfed.org, or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time.
“SOFR Determination Date” has the meaning specified in the definition of “Daily Simple SOFR”.
“SOFR Rate Day” has the meaning specified in the definition of “Daily Simple SOFR”.
“Subsidiary” of any Person means any corporation, partnership, joint venture, limited liability company, trust or estate of which (or in which) more than 50% of (i) the issued and outstanding capital stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether at the time capital stock of any other class or classes of such corporation shall or might have voting power upon the occurrence of any contingency), (ii) the interest in the capital or profits of such limited liability company, partnership or joint venture or (iii) the beneficial interest in such trust or estate is at the time directly or indirectly owned or controlled by such Person, by such Person and one or more of its other Subsidiaries or by one or more of such Person’s other Subsidiaries.
“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.
“Termination Date” means the earlier to occur of (i) the third anniversary of the Issuance Effective Date, and (ii) the date of termination in whole of the Commitments available to the Account Party pursuant to Section 2.05 or 6.01.
“Trustee” means, for any series of Revenue Bonds, the Person acting in the capacity of trustee for the holders of such Revenue Bonds under the Indenture pursuant to which such Revenue Bonds were issued.
“U.S. Government Securities Business Day” means any day except for (i) a Saturday, (ii) a Sunday or (iii) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.
“U.S. Person” means (i) for purposes of Sections 4.01(r) and 5.02(f), any United States citizen, lawful permanent resident, entity organized under the laws of the United States or any jurisdiction within the United States, including any foreign branch of any such entity, or any person in the United States and (ii) for all other purposes, any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Internal Revenue Code.
“U.S. Tax Compliance Certificate” has the meaning assigned to such term in Section 2.13(g)(ii).

“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended form time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.
“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.
“Unreimbursed Rate” means, with respect to any Reimbursement Obligation, a fluctuating interest rate per annum equal to the Base Rate plus the rate per annum set forth below next to such Applicable Rating Level:

Applicable Rating Level	Unreimbursed Rate
1	0.000%
2	0.000%
3	0.125%
4	0.375%
5	0.500%
6	0.750%
Any change in the Unreimbursed Rate resulting from a change in the Applicable Rating Level shall become effective upon the date that is three (3) Business Days following the date of announcement of any change in the Moody’s Rating or the S&P Rating that results in such change in the Applicable Rating Level.
“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.
“Withholding Agent” means the Account Party and the Administrative Agent.
“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.
Section 1.02. Computation of Time Periods.
In this Agreement in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding”.

Section 1.03. Accounting Terms.
All accounting terms not specifically defined herein shall be construed in accordance with generally accepted accounting principles as in effect from time to time (“GAAP”). If any “Accounting Change” (as defined below) shall occur and such change results in a change in the calculation of financial covenants, standards or terms in this Agreement, and either the Account Party or the Required Issuing Banks (through the Administrative Agent) shall request the same to the other parties hereto in writing, the Account Party and the Administrative Agent shall enter into negotiations to amend the affected provisions of this Agreement with the desired result that the criteria for evaluating the Account Party’s consolidated financial condition and results of operations shall be substantially the same after such Accounting Change as if such Accounting Change had not been made. Once such request has been made, until such time as such an amendment shall have been executed and delivered by the Account Party, the Administrative Agent and the Required Issuing Banks, all financial covenants, standards and terms in this Agreement shall continue to be calculated or construed as if such Accounting Change had not occurred. “Accounting Change” means a change in accounting principles required by the promulgation of any final rule, regulation, pronouncement or opinion by the Financial Accounting Standards Board of the American Institute of Certified Public Accountants or, if applicable, the SEC (or successors thereto or agencies with similar functions).
Section 1.04. Other Interpretive Provisions.
As used herein, except as otherwise specified herein, (i) references to any Person include its successors and assigns and, in the case of any Governmental Authority, any Person succeeding to its functions and capacities; (ii) references to any Applicable Law include amendments, supplements and successors thereto; (iii) references to specific sections, articles, annexes, schedules and exhibits are to this Agreement; (iv) words importing any gender include the other gender; (v) the singular includes the plural and the plural includes the singular; (vi) the words “including”, “include” and “includes” shall be deemed to be followed by the words “without limitation”; (vii) captions and headings are for ease of reference only and shall not affect the construction hereof; and (viii) references to any time of day shall be to New York City Time unless otherwise specified.
Section 1.05. Interest Rates; Benchmark Notification.
The interest rate on Reimbursement Obligations may be derived from an interest rate benchmark that may be discontinued or is, or may in the future become, the subject of regulatory reform. The Administrative Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to, the administration, submission, performance or any other matter related to any interest rate used in this Agreement, or with respect to any alternative or successor rate thereto, or replacement rate thereof, including whether the composition or characteristics of any such alternative, successor or replacement reference rate will be similar to, or produce the same value or economic equivalence of, the existing interest rate being replaced or have the same volume or liquidity as did any existing interest rate prior to its discontinuance or unavailability. The Administrative Agent and its affiliates and/or other related entities may engage in transactions that affect the calculation of any interest rate used in this Agreement or any alternative, successor or alternative rate and/or any relevant adjustments thereto, in each case, in a manner adverse to the Account Party. The Administrative Agent may select information sources or services in its reasonable discretion to ascertain any interest rate used in this Agreement, any component thereof, or rates referenced in the definition thereof, in each case pursuant to the terms of this Agreement, and shall have no liability to the Account Party, any Issuing Bank or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.
ARTICLE II
AMOUNTS AND TERMS OF THE LETTERS OF CREDIT
Article II
AMOUNTS AND TERMS OF THE LETTERS OF CREDIT
Section 2.01. Letters of Credit.
(a)Subject to the terms and conditions hereof, each Issuing Bank agrees to Issue Letters of Credit from time to time on or after the Issuance Effective Date through and including the Issuance Expiration Date for the account of the Account Party (or to extend the stated maturity thereof or otherwise to amend or modify the terms thereof), in an aggregate stated amount not exceeding such Issuing Bank’s Commitment, provided that after giving effect to any such Issuance, amendment or extension, the amount of the Letter of Credit Outstandings shall not exceed the Aggregate Commitment. Without the prior consent of each Issuing Bank, no Letter of Credit may be issued (or amended in such a way) that would vary the several and not joint nature of the obligations of the Issuing Banks thereunder. Each Letter of Credit shall be issued by all of the Issuing Banks as a single multi-bank letter of credit as provided herein, but the obligation of each Issuing Bank thereunder shall be several and not joint, based upon its Commitment Percentage of the aggregate stated amount of such Letter of Credit. Each Letter of Credit shall be (i) a standby letter of credit, (ii) denominated in Dollars, and (iii) payable at sight (and shall not provide for honor by acceptance, deferred payment, or negotiation).
(b)To request the Issuance, amendment or extension of a Letter of Credit, the Account Party shall deliver or transmit electronically to the Administrative Agent, reasonably in advance of the proposed date of Issuance, amendment or extension, a completed application for letter of credit, or application for such amendment or extension, as applicable, in such form as the Administrative Agent may specify from time to time. Each Letter of Credit shall be issued substantially in the form of Exhibit A hereto or such other form as may be acceptable to the Administrative Agent and all of the Issuing Banks thereunder in their sole discretion, and each amendment or extension to a Letter of Credit shall result in a Letter of Credit (after giving effect thereto) with substantially the same effect as a Letter of Credit in the form of Exhibit A hereto or such other form as may be acceptable to all of the Issuing Banks thereunder in their sole discretion. Each application for an Issuance shall be subject to satisfaction of the conditions set forth in Sections 3.02 and 3.03, as applicable, and shall specify (i)  the date (which shall be a Business Day) of issuance of such Letter of Credit (or the date of effectiveness of such extension or amendment) and the expiration date thereof; provided, however, that no such expiration date may be requested or included in any such Letter of Credit where such date would be later than the earlier of (x) the date specified in clause (i) of the definition of “Termination Date” or (y) one year after the date of issuance of such Letter of Credit (provided that such Letter of Credit may contain provisions for the automatic extension thereof to a date not later than one year after any then current expiry date thereof but in no event later than the date specified in clause (i) of the definition of “Termination Date”), (ii) the proposed stated amount of such Letter of Credit (which amount shall not be less than $1,000,000 for any Letter of Credit at the time of initial issuance of such Letter of Credit), and (iii) the name and address of the beneficiary of such Letter of Credit (which name and address shall be Euler Hermes North America Insurance Company, Surety Department, 100 International Drive, 22nd Floor, Baltimore, MD 21202 until such time as the Account Party and Administrative Agent may agree otherwise; provided that any other beneficiary (other than Affiliates of Euler Hermes North America Insurance Company to the extent each requesting Issuing Bank has received all documentation and information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations with respect to such Affiliates) shall be subject to the consent of the Issuing Banks). Notwithstanding anything to the contrary herein, the Account Party may submit (I) a maximum of 15 applications for Issuance in any rolling 30-day period (including initial issuances of Letters of Credit and amendments to existing Letters of Credit), and (II) a maximum aggregate amount of 75 applications for Issuance in the period on and from the Issuance Effective Date through and including the Issuance Expiration Date (or such greater number as may be approved by the Administrative Agent in its sole discretion without in any way incurring any obligation to do so or liability for refraining to do so (or for doing so); provided that the Administrative Agent shall not approve more than 25 additional applications for Issuance without obtaining consent of the Required Issuing Banks).
If, (i) 91 days prior to the date set forth in clause (i) of the definition of “Termination Date”, or (ii) on the date that gives rise to the “Termination Date” pursuant to clause (ii) of the definition of “Termination Date”, any Letter of Credit Obligation for any reason remains outstanding, the Account Party shall immediately Cash Collateralize the then outstanding amount of all Letter of Credit Obligations in an amount equal to 103% (or such lesser percentage as may be agreed by the Administrative Agent and the Issuing Banks) of such Letter of Credit Obligations as of such date.
(c)Each application for an Issuance shall be irrevocable unless modified or rescinded by the Account Party prior to the issuance of the requested Letter of Credit or prior to the issuance of the requested extension, modification or amendment to a Letter of Credit, as applicable. Upon fulfillment of the applicable conditions precedent and the other requirements set forth herein, such Letter of Credit shall be executed and delivered by the Administrative Agent in the name and on behalf of, and as attorney-in-fact for, the Issuing Banks, and the Administrative Agent shall act under each Letter of Credit, and each Letter of Credit shall expressly provide that the Administrative Agent shall act as the agent of each Issuing Bank (i) to execute and deliver such Letter of Credit and any amendments thereto or effect a cancellation thereof, (ii) execute and deliver a Non-Extension Notice, (iii) to receive drafts, other demands for payment and other documents presented by the beneficiary under such Letter of Credit, (iv) execute and deliver notices and other communications to the beneficiary, including notices of discrepancies or dishonor, (v) to determine whether such drafts, demands and documents are in compliance with the terms and conditions of such Letter of Credit, and (vi) to notify the Issuing Banks that a valid drawing has been made and the date that the related LC Disbursement is to be made; provided that the Administrative Agent shall have no obligation or liability for any LC Disbursement (except in its capacity as an Issuing Bank) under such Letter of Credit, and each Letter of Credit shall expressly so provide.
Each Issuing Bank hereby irrevocably appoints and designates the Administrative Agent as its attorney-in-fact, acting in its own name in its capacity as such, or acting through any duly authorized officer or employee of the Person that is serving as the Administrative Agent, (i) to execute and deliver in the name and on behalf of such Issuing Bank each Letter of Credit to be issued by the Issuing Banks hereunder, any amendment thereto (provided that, other than as set forth in Section 2.01(f), the Administrative Agent shall not amend a Letter of Credit without the consent of each Issuing Bank directly affected thereby), or any extension or cancellation thereof, (ii) to issue or refrain from issuing Non-Extension Notices or other communications related to the Letters of Credit, (iii) to receive drafts, other demands for payment and other documents presented by the beneficiary under such Letter of Credit, (iv) to determine whether such drafts, demands and documents are in compliance with the terms and conditions of such Letter of Credit, (v) to execute and deliver notices and other communications to the beneficiary, including notices of discrepancies or dishonor and (vi) to notify the Issuing Banks that a valid drawing has been made and the date that the related LC Disbursement is to be made. Promptly upon the request of the Administrative Agent, each Issuing Bank will furnish to the Administrative Agent such further powers of attorney or other evidence as any beneficiary of any such Letter of Credit may reasonably request in order to demonstrate that the Administrative Agent has the power to act as attorney-in-fact for such Issuing Bank to take any of the actions described in clauses (i)

through (vi) above. No Issuing Bank may take any of the actions described in clauses (i) through (vi) above other than through the Administrative Agent in accordance with this Agreement.
(d)Each Letter of Credit shall expire at or prior to the close of business on the earlier of (i) the date that is one year after the date of the issuance of such Letter of Credit (provided that such Letter of Credit may contain provisions for the automatic extension thereof to a date not later than one year after any then current expiry date thereof but in no event later than the date specified in clause (i) of the definition of “Termination Date”) or (ii) the date specified in clause (i) of the definition of “Termination Date”. If any Letter of Credit shall provide for the automatic extension of the expiry date thereof, unless the Administrative Agent shall give notice to the beneficiary thereof on or before the time specified therein that such expiry date shall not be extended (each such Letter of Credit, an “Evergreen Letter of Credit” and such notice, a “Non-Extension Notice”), such Letter of Credit shall be automatically extended as set forth in such Letter of Credit. The Administrative Agent may give a Non-Extension Notice, and shall give a Non-Extension Notice upon the direction of the Required Issuing Banks, in each case, (x) at any time a Default shall have occurred and be continuing, (y) after the Commitments shall have terminated, or (z) if an automatic extension would result in such Letter of Credit having an expiration date after the date specified in clause (i) of the definition of “Termination Date”. The Administrative Agent shall give a Non-Extension Notice if requested to do so by the Account Party unless, at the time of such request, a Default or Event of Default has occurred and is continuing. The Administrative Agent shall not be required to issue a Non-Extension Notice for any specific outstanding Letter of Credit unless it shall have received a request or direction to do so by the appropriate party or parties at least 20 days prior to the deadline expressed in such Letter of Credit by which the Non-Extension Notice must be sent in order for it to prevent the automatic extension of such Letter of Credit’s then-current expiration date.
(e)With respect to any Letter of Credit, the obligation of any Issuing Bank under such Letter of Credit shall be several and not joint and shall at any time be in an amount equal to such Issuing Bank’s Commitment Percentage of the aggregate undrawn amount of such Letter of Credit, and each Letter of Credit shall expressly so provide.
(f)Upon (i) each addition of a new Issuing Bank hereunder and (ii) each change in the Commitment of an Issuing Bank pursuant to this Agreement, in the case of each outstanding Letter of Credit, without the consent of the beneficiary thereunder unless required by the terms thereof or under applicable law, the Administrative Agent shall (subject to receiving any consents required therefor) amend such Letter of Credit to specify the Issuing Banks that are parties thereto, after giving effect to such event, and such Issuing Banks’ respective Commitment Percentages as of the effective date of such amendment; provided that no such amendment shall add any Person as an Issuing Bank, or increase the Commitment Percentage of an Issuing Bank, with respect to any outstanding Letter of Credit unless such Person is an Acceptable Bank.
(g)No Letter of Credit shall be requested, Issued, extended or modified hereunder if, after the Issuance, extension or modification thereof, the Letter of Credit Outstandings would exceed the maximum Aggregate Commitment then in effect.
(h)Neither the Administrative Agent nor any Issuing Bank shall be under any obligation to Issue or extend or otherwise modify any Letter of Credit if any order, judgment or decree of any Governmental Authority shall by its terms purport to enjoin or restrain the Administrative Agent or, to the Administrative Agent’s knowledge, any Issuing Bank from issuing such Letter of Credit, or any law applicable to the Administrative Agent or such Issuing Bank or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the Administrative Agent or such Issuing Bank shall prohibit, or request that the Administrative Agent or such Issuing Bank refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon the Administrative

Agent or, to the Administrative Agent’s knowledge, any Issuing Bank with respect to such Letter of Credit any restriction, reserve or capital requirement (for which the Administrative Agent or such Issuing Bank is not otherwise compensated or required to be compensated hereunder), which restriction, reserve or capital requirement was not in effect on the Closing Date, or shall impose upon the Administrative Agent or such Issuing Bank any loss, cost or expense (not reimbursed or required to be reimbursed) that was not applicable on the Closing Date and that the Administrative Agent or such Issuing Bank in good faith deems material to it.
(i)The Administrative Agent shall following its receipt thereof (if sent in accordance with the applicable Letter of Credit), examine all documents purporting to represent a demand for payment under any Letter of Credit. The Administrative Agent shall promptly after such examination (A) notify each of the Issuing Banks of such demand for payment and (B) deliver to each Issuing Bank a copy of each document purporting to represent a demand for payment under such Letter of Credit. With respect to any drawing properly made under any such Letter of Credit (as solely determined by the Administrative Agent pursuant to its power of attorney to act on behalf of all Issuing Banks), each Issuing Bank will make an LC Disbursement in respect of such Letter of Credit in accordance with its liability under such Letter of Credit and this Agreement, such LC Disbursement to be made no later than the time specified by the Administrative Agent (which shall be no earlier than one Business Day after notice of the payment demand was delivered to the Issuing Banks or, if notice of the payment demand was delivered prior to 10:00 am Eastern time, the same Business Day such notice was delivered) to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Issuing Banks. The Administrative Agent will make any such LC Disbursement (to the extent the LC Disbursement has been received by the Administrative Agent from the Issuing Banks) available to the beneficiary of such Letter of Credit by promptly crediting the amounts so received, in like funds, to the account of such beneficiary identified by such beneficiary in connection with such demand for payment. Promptly following any LC Disbursement by any Issuing Bank in respect of any Letter of Credit, the Administrative Agent will notify the Account Party of such LC Disbursement; provided that any failure to give or delay in giving such notice shall not relieve the Account Party of its obligation to reimburse the Banks with respect to any such LC Disbursement.
(j)The Account Party shall reimburse such Issuing Bank in respect of such LC Disbursement described in clause 2.01(i) above by paying to the Administrative Agent an amount equal to such LC Disbursement. Such reimbursement payments shall be due and payable not later than 12:00 Noon on (A) the Business Day that the Account Party receives notice that a demand for payment has been received by the Administrative Agent, if such notice is received by the Account Party prior to 10:00 a.m. or (B) the Business Day immediately following the day such notice is received by the Account Party, if such notice is received on a day which is not a Business Day or is not received prior to 10:00 a.m. on a Business Day. Subject to Section 2.08, all Reimbursement Obligations shall bear interest at the Unreimbursed Rate from the date of such LC Disbursement until such Reimbursement Obligation is paid in full, and such interest shall be due and payable on the date any Reimbursement Obligation is paid, or during the existence of any Event of Default, upon demand. The Administrative Agent may, in its sole discretion, apply any Cash Collateral to Reimbursement Obligations that are not paid by the Account Party when due.
(k)Each Issuance of Credit issued under this Agreement is an extension of credit, or otherwise a financial accommodation, extended to the Account Party.
(l)Upon (and only upon) receipt by the Administrative Agent for the account of the Issuing Banks of immediately available funds from the Account Party (A) for a Reimbursement Obligation with respect to which an Issuing Bank has funded its Commitment Percentage of such LC Disbursement, or (B) in payment of interest on a Reimbursement Obligation, the

Administrative Agent will pay to each Issuing Bank in the same funds as those received by the Administrative Agent, the amount of such Issuing Bank’s Commitment Percentage of such funds.
(m)The Account Party agrees to be bound by the terms of the Administrative Agent’s application (and, if required, its associated agreement) for letters of credit and the Administrative Agent’s written regulations and customary practices relating to letters of credit, though such interpretation may be different from the Account Party’s own, and each Issuing Bank shall be entitled to rely on, and receive the benefit of, such application and associated agreement (if required by the Administrative Agent) as if it were the Person serving as Administrative Agent. It is understood and agreed that, except in the case of its gross negligence or willful misconduct, neither the Administrative Agent nor any Issuing Bank shall be liable for any error, negligence and/or mistakes, whether of omission or commission, in the Account Party’s instructions or those contained in the Letters of Credit or any modifications, amendments or supplements thereto.
(n)In determining whether to honor any request for drawing under any Letter of Credit by the beneficiary thereof, the Administrative Agent shall be responsible only to determine that the documents and certificates required to be delivered under such Letter of Credit have been delivered and that they appear on their face to substantially comply with the requirements of such Letter of Credit.
(o)The payment obligations and Reimbursement Obligations of the Account Party under this Agreement in respect of any payment under any Letter of Credit shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following circumstances:
(i)any lack of validity or enforceability of this Agreement;
(ii)any amendment or waiver of, or any consent to departure from, the terms of this Agreement or such Letter of Credit;
(iii)any claim of breach of warranty that might be made by the Account Party or an Issuing Bank against the beneficiary of such Letter of Credit, the existence of any claim, set-off, defense or other right that the Account Party may have at any time against any beneficiary, of such Letter of Credit (or any Persons for whom any such beneficiary may be acting), the Administrative Agent, any Issuing Bank, or any other Person, whether in connection with this Agreement, the transactions contemplated hereby, thereby or by such Letter of Credit, or any unrelated transaction;
(iv)the form of, any lack of power or authority of any signer of, or the lack of validity, sufficiency, accuracy, enforceability or genuineness of (or any defect in or forgery of any signature or endorsement on) any draft, demand, document, certificate or instrument presented in connection with such Letter of Credit, including any statement or any other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect, or any fraud or alleged fraud in connection with such Letter of Credit, any obligation underlying such Letter of Credit, in each case, even if an Issuing Bank and/or the Administrative Agent have been notified thereof;
(v)payment by the Administrative Agent or any Issuing Bank under the Letter of Credit against presentation of a draft or certificate that does not comply with the terms of such Letter of Credit;

(vi)the use that may be made of any Letter of Credit or the proceeds thereof by, or any act or omission of, the beneficiary of any Letter of Credit (or any Person for which the beneficiary may be acting);
(vii)any action or omission (including failure or compulsion to honor a presentation under such Letter of Credit) by the Administrative Agent or any Issuing Bank in connection with a Letter of Credit, draft or other demand for payment, document, or any property relating to a Letter of Credit, and resulting from any law, regulation, order, control, restriction, or the like, rightfully or wrongly exercised by any de facto or de jure Governmental Authority, or from any other cause beyond the reasonable control of the Administrative Agent or any Issuing Bank, or for any loss or damage to the Account Party or to anyone else, or to any property of the Account Party or anyone else, resulting from any such action or omission;
(viii)any failure by the Administrative Agent or any Issuing Bank to issue such Letter of Credit in the form requested by the Account Party, unless the Administrative Agent or any Issuing Bank receives written notice from the Account Party of such failure within three Business Days after the Administrative Agent shall have furnished the Account Party (by facsimile transmission or otherwise) a copy of such Letter of Credit and such error is material;
(ix)the terms of any judgment, order or award, or the continuance of any proceedings, arising out of or connected to the Oregon Judgments;
(x)delivery of any Non-Extension Notice with respect to any Letter of Credit; or
(xi)any other circumstance or happening whatsoever, whether or not similar to any of the foregoing.
(p)Without limiting any other provision of this Section 2.01, the Administrative Agent or any Issuing Bank may rely upon any oral, telephonic, telegraphic, facsimile, electronic, written or other communication believed in good faith to have been authorized by the Account Party, whether or not given or signed by an authorized Person of the Account Party.
(q)The Account Party assumes all risks of the acts and omissions of any beneficiary or any agent, attorney in fact, counsel or other representative for any such beneficiary of any Letter of Credit. None of the Administrative Agent, any Issuing Bank, or any of their respective officers, directors, employees, agents or Affiliates shall be liable or responsible for, and the Account Party’s reimbursement obligation in respect of any Letter of Credit shall not be affected by, (i) the use that may be made of such Letter of Credit or the proceeds thereof or any acts or omissions of any beneficiary thereof in connection therewith; (ii) the validity, sufficiency or genuineness of documents, or of any endorsement thereon, even if such documents should prove to be in any or all respects invalid, insufficient, fraudulent or forged; (iii) payment by the Administrative Agent or any Issuing Bank against presentation of documents that do not comply with the terms of such Letter of Credit, including failure of any documents to bear any reference or adequate reference to such Letter of Credit; (iv) any dispute between or among the Account Party, any of its Affiliates, the beneficiary of any Letter of Credit or any financing institution or other party to whom any Letter of Credit may be transferred or any claims or defenses whatsoever of the Account Party or of its Affiliates against the beneficiary of any Letter of Credit, notwithstanding that the Administrative Agent or an Issuing Bank may have assisted the Account Party in the preparation of the wording of any Letter of Credit or documents required to be presented thereunder or that the Administrative Agent or any Issuing Bank may be aware of the Oregon Judgments or of any underlying transaction or obligation in connection therewith or be familiar with any of the parties thereto; (v) the Administrative Agent’s or any Issuing Bank’s disregard of any non-documentary condition stated in any Letter of Credit; (vi) the Administrative Agent’s or any Issuing Bank’s honor of a previously dishonored presentation under a Letter of Credit, whether such dishonor was pursuant to a court order, to settle or compromise any claim of wrongful dishonor, or otherwise, and shall be entitled to reimbursement to the same extent as if such presentation had initially been honored, together with any interest paid by the Administrative Agent or any Issuing Bank with respect thereto; (vii) any error, omission, interruption or delay in transmission, dispatch or delivery of any message or advice, however transmitted, in connection with any Letter of Credit; (viii) the acceptance or payment, as complying under the terms of the Letter of Credit, of any drafts, certificates or other documents requesting payment that are signed or issued by an administrator, executor, heir, successor, assign, trustee in bankruptcy, debtor-in-possession, assignee for benefit of creditors, liquidator, receiver, agent, attorney-in-fact or other representative of any beneficiary of a Letter of Credit; or (ix) any other circumstances whatsoever in making or failing to make payment under such Letter of Credit, except that the Account Party shall have the right to bring suit against each Issuing Bank or the Administrative Agent, and each Issuing Bank and the Administrative Agent shall be liable to the Account Party, to the extent of any direct, as opposed to special, punitive, incidental, or consequential, damages suffered by the Account Party that the Account Party proves, in a court of competent jurisdiction by final and non-appealable judgment, were caused by such Issuing Bank’s or the Administrative Agent’s willful misconduct or gross negligence. In furtherance and not in limitation of the foregoing, the Administrative Agent and each Issuing Bank may accept sight drafts and accompanying certificates or other documents presented under a Letter of Credit that appear on their face to be in substantial compliance with the terms and conditions of such Letter of Credit, without responsibility for further investigation, regardless of any objection, notice or information to the contrary, and payment against such documents shall not constitute willful misconduct or gross negligence by the Administrative Agent or any such Issuing Bank.
(r)In the event of any conflict between the terms and conditions of this Agreement and the terms and conditions of any application or other agreement submitted by the Account Party to, or entered into by the Account Party with, the Administrative Agent or any Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control. Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the stated amount of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that, by its terms or the terms of any application or other agreement related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.
(s)The Account Party acknowledges that the rights and obligations of the Administrative Agent and each Issuing Bank under a Letter of Credit are independent of the existence, performance or nonperformance of any contract or arrangement underlying such Letter of Credit, including contracts or arrangements between the Account Party and the beneficiary of the Letter of Credit and between the Account Party and the Administrative Agent and such Issuing Bank. The Administrative Agent shall endeavor to promptly notify the Account Party of its receipt of a demand or draft, certificate or other document presented under a Letter of Credit; provided that neither the Administrative Agent nor any Issuing Bank shall have any liability to the Account Party, and the Account Party shall have no claim against the Administrative Agent or any Issuing Bank, for any failure by the Administrative Agent to so notify the Account Party. The Administrative Agent and any Issuing Bank may, without incurring any liability to the Account Party or impairing its entitlement to reimbursement under this Agreement, honor a demand under a Letter of Credit despite notice from the Account Party of, and without any duty to inquire into, any defense to payment or any adverse claims or other rights against the beneficiary of the Letter of Credit or any other Person. The Administrative Agent and the Issuing Banks shall have no duty to request or require the presentation of any document, including any default certificate, not required to be presented under the terms and conditions of a Letter of Credit. The Administrative Agent and the Issuing Banks shall have no duty to seek any waiver of discrepancies from the Account Party, nor any duty to grant any waiver of discrepancies that the Account Party approves or requests. The Administrative Agent and the Issuing Banks shall have no duty to extend the expiration date or term of a Letter of Credit or to issue a replacement letter of credit on or before the expiration date of a Letter of Credit or the end of such term. Except as otherwise expressly provided herein, the Administrative Agent shall have no duty to give or to refrain from giving any Non-Extension Notice of a Letter of Credit.
(t)The Account Party’s aggregate remedies against the Administrative Agent or any Issuing Bank for wrongfully honoring a presentation under any Letter of Credit or wrongfully retaining any honored drawing documents shall in no event exceed the aggregate amount paid by the Account Party in reimbursement of such honored presentation, plus interest thereon at the Unreimbursed Rate.
Section 2.02. Fees.
(a)The Account Party shall pay, or procure the payment of, to the Person serving as Administrative Agent, such Person’s standard fees and commissions with respect to the issuance, amendment, cancellation, negotiation, transfer, examination, or extension of any Letter of Credit and other processing fees, and other standard costs and charges, of such Person relating to Letters of Credit, and any payments or requests for payments thereunder, from time to time in effect. For the avoidance of doubt, no Issuing Bank other than such Person shall be entitled to request payment of such standard costs and charges hereunder, and such costs and charges paid by the Account Party hereunder shall be solely for the account of such Person.
(b)The Account Party agrees to pay the fees payable by the Account Party in such amounts and on such terms as set forth in the Fee Letter.
(c)The Account Party agrees to pay to the Administrative Agent for the ratable benefit of the Issuing Banks a fee (the “LC Fee”) equal to the Applicable Percentage in effect from time to time multiplied by the daily amount available to be drawn under each Letter of Credit. All LC Fees accrued during any calendar quarter (or portion thereof) shall be payable quarterly in arrears on the fifteenth calendar day following the last day (or the immediately succeeding Business Day, if such day is not a Business Day) of each March, June, September and December commencing on July 15, 2026), and on the Termination Date.
(d)The Account Party shall pay to the Administrative Agent, for its own account, the annual administrative fee at the times and in the amount set forth in the Fee Letter.
(e)The Account Party agrees to pay to the Administrative Agent for the account of each Issuing Bank a commitment fee on the daily unused amount of such Issuing Bank’s Commitment (i) from the Closing Date, in the case of each Issuing Bank who is an Issuing Bank on the Closing Date, and (ii) from the effective date specified in the Assignment and Assumption pursuant to which it became an Issuing Bank, in the case of each other Issuing Bank, in each case until the Issuance Expiration Date, with all such fees accrued during any calendar quarter (or portion thereof) payable quarterly in arrears on the fifteenth calendar day following the last day (or the immediately succeeding Business Day, if such day is not a Business Day) of each March, June, September and December, commencing on July 15, 2026, and ending on such Issuance Expiration Date. The commitment fee for any period will be equal to the Commitment Fee Rate in effect from time to time during such period, multiplied by an amount equal to the

Commitments in effect at such time minus the aggregate stated amounts of all Letters of Credit outstanding during such period.
Section 2.03. [Reserved].
Section 2.04. [Reserved].
Section 2.05. Termination or Reduction of the Commitments.
(a)The Account Party shall have the right, upon at least three (3) Business Days’ notice to the Administrative Agent, to terminate in whole or reduce ratably in part the Commitments; provided that (i) each partial reduction shall be in the aggregate amount of $10,000,000 or an integral multiple of $5,000,000 in excess thereof and (ii) no such termination or reduction shall be made that would reduce the aggregate Commitments to an amount less than the Letter of Credit Outstandings on the date of such termination or reduction. Each such notice of termination or reduction shall be irrevocable; provided, however, that a notice of termination delivered pursuant to this Section 2.05 may state that such notice is conditioned upon the effectiveness of other credit facilities or other events, in which case such notice may be revoked by the Account Party (by notice to the Administrative Agent on or prior to the effective date specified in the notice of termination) if such condition is not satisfied.
(b)The Commitment of each Issuing Bank to make Issuances of Credit shall automatically terminate on the Issuance Expiration Date.
(c)Once terminated, a Commitment, or any portion thereof, may not be reinstated.
Section 2.06. Reduction of Letter of Credit Outstandings.
If at any time the aggregate amount of Letter of Credit Outstandings exceeds the maximum aggregate Commitments, the Account Party shall pay and/or Cash Collateralize the Letter of Credit Outstandings as shall be necessary in order that the Letter of Credit Outstandings minus the amount of Cash Collateral securing the Letter of Credit Outstandings will not exceed the maximum aggregate Commitments.
Section 2.07. Evidence of Obligations.
(a)Each Issuing Bank shall maintain in accordance with its usual practice an account or accounts evidencing the amounts owed to such Issuing Bank resulting from the Letter of Credit Obligations and LC Disbursements made by such Issuing Bank from time to time, including the amounts of Reimbursement Obligations and interest payable and paid to such Issuing Bank from time to time under this Agreement.
(b)The Administrative Agent shall maintain accounts in which it will record (i) the amount of the Letter of Credit Outstandings and LC Disbursements hereunder, (ii) the amount of any Reimbursement Obligations and interest due and payable or to become due and payable from the Account Party to each Issuing Bank hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder from the Account Party and each Issuing Bank’s share thereof.
(c)The entries made in the accounts maintained pursuant to subsections (a) and (b) of this Section 2.07 shall, to the extent permitted by Applicable Law, be prima facie evidence of the existence and amounts of the obligations therein recorded; provided, however, that the failure of any Issuing Bank or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligations of the Account Party to repay the Letter of Credit Outstandings and interest thereon in accordance with the terms hereof.
Section 2.08. Default Interest on Reimbursement Obligations.
(a)To the extent permitted by Applicable Law, upon the occurrence of an Event of Default and until such time such Event of Default shall have been cured or waived:
(i)the LC Fees and interest on any Reimbursement Obligation shall be increased by 2.0% per annum; and
(ii)each other Letter of Credit Obligation hereunder if not paid when due shall bear interest at a rate per annum equal to the sum of the Base Rate plus an additional 2.0% per annum from the time such Obligation becomes due and payable until the time such Letter of Credit Obligation is paid in full.
(b)The Account Party acknowledges that the increase in rates referred to in clause (a) above reflects, among other things, the fact that such unreimbursed obligation or other amounts have become a substantially greater risk given their default status and that the Issuing Banks are entitled to additional compensation for such risk; and all such interest shall be payable by the Account Party upon demand by the Administrative Agent.
Section 2.09. [Reserved].
Section 2.10. Increased Costs.
(a)Increased Costs Generally. If any Change in Law shall:
(i)impose, modify or deem applicable any reserve, assessment, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Issuing Bank;
(ii)other than (A) Indemnified Taxes and (B) Excluded Taxes, subject any Recipient to any Taxes on, or change the basis of taxation of payments to any Recipient in respect of, its Letter of Credit Outstandings, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or
(iii)impose on any Issuing Bank any other condition, cost or expense (other than Taxes) affecting this Agreement or Letter of Credit Outstandings made by such Issuing Bank or any Letter of Credit;
and the result of any of the foregoing shall be to increase the cost to such Issuing Bank or such other Recipient of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit) or of maintaining its obligation to issue any such Letter of Credit, or to reduce the amount of any sum received or receivable by such Issuing Bank or other Recipient hereunder (whether of Reimbursement Obligations, interest or any other amount) then, upon the good faith request of such Issuing Bank or other Recipient, the Account Party will pay to such Issuing Bank or other Recipient, as the case may be, such additional amount or amounts as will compensate such Issuing Bank or other Recipient, as the case may be, for such additional costs incurred or reduction suffered.

(b)Capital Requirements. If any Issuing Bank determines that any Change in Law affecting such Issuing Bank or any Funding Office of such Issuing Bank or such Issuing Bank’s holding company, if any, regarding capital or liquidity requirements, has or would have the effect of reducing the rate of return on such Issuing Bank’s capital or on the capital of such Issuing Bank’s holding company, if any, as a consequence of this Agreement, the Commitments of such Issuing Bank or to issue or maintain Letter of Credit Outstandings made by such Issuing Bank, or the Letters of Credit issued by any Issuing Bank, to a level below that which such Issuing Bank or such Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Issuing Bank’s policies and the policies of such Issuing Bank’s holding company with respect to capital adequacy and liquidity), then from time to time the Account Party will pay to such Issuing Bank such additional amount or amounts as will compensate such Issuing Bank or such Issuing Bank’s holding company for any such reduction suffered.
(c)Certificates for Reimbursement. A certificate of an Issuing Bank setting forth the amount or amounts necessary to compensate such Issuing Bank or its holding company, as the case may be, as specified in subsection (a) or (b) of this Section and delivered to the Account Party, shall be conclusive absent manifest error. The Account Party shall pay such Issuing Bank promptly upon demand the amount shown as due on any such certificate.
(d)Delay in Requests. Failure or delay on the part of any Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of such Issuing Bank’s right to demand such compensation; provided that the Account Party shall not be required to compensate an Issuing Bank pursuant to this Section for any increased costs incurred or reductions suffered more than 180 days prior to the date that such Issuing Bank notifies the Account Party of the Change in Law giving rise to such increased costs or reductions, and of such Issuing Bank’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof).
Section 2.11. [Reserved].
Section 2.12. Payments and Computations.
(a)The Account Party and each Issuing Bank shall make each payment to be made by it hereunder not later than 1:00 P.M. (New York City Time) (or such time of day as may be otherwise specified herein) on the day when due in Dollars to the Administrative Agent at the Agent’s Account in same day funds without condition or deduction for any counterclaim, defense, recoupment or setoff. The Administrative Agent will promptly thereafter cause to be distributed like funds relating to the payment of Reimbursement Obligations or interest, LC Fees or commitment fees ratably (other than amounts payable pursuant to Section 2.10, 2.13 or 2.16) to the Issuing Banks (for the account of its Funding Office), as applicable, to be applied in accordance with the terms of this Agreement. Upon its acceptance of an Assignment and Assumption and recording of the information contained therein in the Register pursuant to Section 8.07(c), from and after the effective date specified in such Assignment and Assumption, the Administrative Agent shall make all payments hereunder in respect of the interest assigned thereby to the Issuing Bank assignee thereunder, and the parties to such Assignment and Assumption shall make all appropriate adjustments in such payments for periods prior to such effective date directly between themselves.
(b)The Account Party hereby authorizes each Issuing Bank, if and to the extent payment owed to such Issuing Bank is not made when due hereunder, after any applicable grace period, to charge from time to time against any or all of the Account Party’s accounts with such Issuing Bank any amount so due.

(c)All computations of interest and fees shall be made by the Administrative Agent on the basis of a year of 360 days, in each case for the actual number of days (including the first day but excluding the last day in the case of interest but including both the first and the last days in the case of fees) occurring in the period for which such interest or fees are payable. Each determination by the Administrative Agent of an interest rate hereunder shall be conclusive and binding for all purposes, absent manifest error.
(d)Whenever any payment hereunder shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest or commitment fees, as the case may be. Notwithstanding anything to the contrary contained herein, if the Termination Date shall occur on a date other than a Business Day, the Account Party shall repay to the Administrative Agent for the account of each Issuing Bank on the next preceding Business Day prior to the Termination Date the aggregate amount of the Letter of Credit Obligations then outstanding.
(e)Unless the Administrative Agent shall have received notice from the Account Party prior to the date on which any payment is due to an Issuing Bank hereunder that the Account Party will not make such payment in full, the Administrative Agent may assume that the Account Party has made such payment in full to the Administrative Agent on such date, and the Administrative Agent may, in reliance upon such assumption, cause to be distributed to each Issuing Bank on such due date an amount equal to the amount then due such Issuing Bank. If and to the extent that the Account Party shall not have so made such payment in full to the Administrative Agent, each Issuing Bank shall repay to the Administrative Agent forthwith on demand such amount distributed to such Issuing Bank together with interest thereon, for each day from the date such amount is distributed to such Issuing Bank until the date such Issuing Bank (repays such amount to the Administrative Agent, at the Federal Funds Effective Rate.
(f)Unless the Administrative Agent shall have received notice from an Issuing Bank prior to the date on which such Issuing Bank is required to pay its LC Disbursement to the beneficiary following a draw on a Letter of Credit that such Issuing Bank will not make available to the Administrative Agent such Issuing Bank’s share of such LC Disbursement, the Administrative Agent may assume that such Issuing Bank has made such share available on such date in accordance with Section 2.01(i) and may, in reliance upon such assumption, make available to the beneficiary of such Letter of Credit a corresponding amount. In such event, if an Issuing Bank has not in fact made its share of the applicable LC Disbursement available to the Administrative Agent, then the applicable Issuing Bank and the Account Party severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the beneficiary of such Letter of Credit to but excluding the date of payment to the Administrative Agent, at (i) in the case of a payment to be made by such Issuing Bank, the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, and (ii) in the case of a payment to be made by the Account Party, the interest rate applicable to Letter of Credit Outstandings. If the Account Party and such Issuing Bank shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Account Party the amount of such interest paid by the Account Party for such period. Any payment by the Account Party shall be without prejudice to any claim the Account Party or the beneficiary of such Letter of Credit may have against such Issuing Bank that shall have failed to make such payment to the Administrative Agent.
(g)If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of unreimbursed LC Disbursements, interest, fees and other amounts then due hereunder, such funds shall be applied (i) first, to the payment of any amounts owing to the Administrative Agent in its capacity as Administrative Agent hereunder, (ii) second, to pay interest, fees and other amounts then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest, fees and other amounts then due to such parties, and (iii) third, to pay unreimbursed LC Disbursements then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of unreimbursed LC Disbursements, as applicable, then due to such parties.
Section 2.13. Taxes.
(a)Defined Terms. For purposes of this Section 2.13 and for the avoidance of doubt, the term “Applicable Law” includes FATCA.
(b)Payments Free of Taxes. Any and all payments by or on account of any obligation of the Account Party under any Facility Document shall be made without deduction or withholding for any Taxes, except as required by Applicable Law. If any Applicable Law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with Applicable Law and, if such Tax is an Indemnified Tax, then the sum payable by the Account Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.
(c)Payment of Other Taxes by the Account Party. The Account Party shall timely pay to the relevant Governmental Authority in accordance with Applicable Law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.
(d)Indemnification by the Account Party. The Account Party shall indemnify each Recipient, within thirty (30) days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 2.13) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Account Party by an Issuing Bank (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of an Issuing Bank, shall be conclusive absent manifest error.
(e)Indemnification by the Issuing Banks. Each Issuing Bank shall severally indemnify the Administrative Agent, within 30 days after demand therefor, for any Indemnified Taxes attributable to such Issuing Bank (but only to the extent that the Account Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Account Party to do so). Each Issuing Bank shall severally indemnify the Administrative Agent, within 30 days after demand therefor, for any Excluded Taxes attributable to such Issuing Bank, in each case, that are payable or paid by the Administrative Agent in connection with any Facility Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Issuing Bank by the Administrative Agent shall be conclusive absent manifest error. Each Issuing Bank hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Issuing Bank under any Facility Document or otherwise payable by the Administrative Agent to the Issuing Bank from any other source against any amount due to the Administrative Agent under this subsection (e).
(f)Evidence of Payments. As soon as practicable after any payment of Taxes by the Account Party to a Governmental Authority pursuant to this Section 2.13, the Account Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.
(g)Status of Issuing Banks.
(i)Any Issuing Bank that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Facility Document shall deliver to the Account Party and the Administrative Agent, at the time or times reasonably requested by the Account Party or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Account Party or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Issuing Bank, if reasonably requested by the Account Party or the Administrative Agent, shall deliver such other documentation prescribed by Applicable Law or reasonably requested by the Account Party or the Administrative Agent as will enable the Account Party or the Administrative Agent to determine whether or not such Issuing Bank is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.13(g)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Issuing Bank’s reasonable judgment such completion, execution or submission would subject such Issuing Bank to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Issuing Bank.
(ii)Without limiting the generality of the foregoing,
(A)    any Issuing Bank that is a U.S. Person shall deliver to the Account Party and the Administrative Agent on or prior to the date on which such Issuing Bank becomes an Issuing Bank under this Agreement (and from time to time thereafter upon the reasonable request of the Account Party or the Administrative Agent), an executed IRS Form W-9 certifying that such Issuing Bank is exempt from U.S. federal backup withholding tax;
(B)    any Foreign Issuing Bank shall, to the extent it is legally entitled to do so, deliver to the Account Party and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Issuing Bank becomes a Issuing Bank under this Agreement (and from time to time thereafter upon the reasonable request of the Account Party or the Administrative Agent), whichever of the following is applicable:
(i)    in the case of a Foreign Issuing Bank claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Facility Document, an executed IRS Form W-8BEN-E or IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Facility Document, an executed IRS Form W-8BEN-E or IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(ii)    an executed IRS Form W-8ECI;
(iii)    in the case of a Foreign Issuing Bank claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Internal Revenue Code, (x) a certificate substantially in the form of Exhibit C-1 to the effect that such Foreign Issuing Bank is not a “bank” within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code, a “10 percent shareholder” of the Account Party within the meaning of Section 881(c)(3)(B) of the Internal Revenue Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Internal Revenue Code (a “U.S. Tax Compliance Certificate”) and (y) an executed IRS Form W-8BEN-E or IRS Form W-8BEN; or
(iv)    to the extent a Foreign Issuing Bank is not the beneficial owner, an executed IRS Form W-8IMY, accompanied by an executed IRS Form W-8ECI, IRS Form W-8BEN-E or IRS Form W-8BEN, a U.S. Tax Compliance Certificate substantially in the form of Exhibit C-2 or Exhibit C-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Issuing Bank is a partnership and one or more direct or indirect partners of such Foreign Issuing Bank are claiming the portfolio interest exemption, such Foreign Issuing Bank may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit C-4 on behalf of each such direct and indirect partner;
(C)    any Foreign Issuing Bank shall, to the extent it is legally entitled to do so, deliver to the Account Party and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Issuing Bank becomes an Issuing Bank under this Agreement (and from time to time thereafter upon the reasonable request of the Account Party or the Administrative Agent), executed copies of any other form prescribed by Applicable Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by Applicable Law to permit the Account Party or the Administrative Agent to determine the withholding or deduction required to be made; and
(D)    if a payment made to an Issuing Bank under any Facility Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Issuing Bank were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Internal Revenue Code, as applicable), such Issuing Bank shall deliver to the Account Party and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Account Party or the Administrative Agent such documentation prescribed by Applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Internal Revenue Code) and such additional documentation reasonably requested by the Account Party or the Administrative Agent as may be necessary for the Account Party and the Administrative Agent to comply with their obligations under FATCA and to determine that such Issuing Bank has complied with such Issuing Bank’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the Closing Date.
Each Issuing Bank agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Account Party and the Administrative Agent in writing of its legal inability to do so.

(h)Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.13 (including by the payment of additional amounts pursuant to this Section 2.13), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all reasonable out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this subsection (h) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this subsection (h), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this subsection (h) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This subsection shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.
(i)Survival. Each party’s obligations under this Section 2.13 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, an Issuing Bank, the termination of the Commitments, the repayment, satisfaction or discharge of all obligations under any Facility Document and the termination or cancellation of all Letters of Credit.
Section 2.14. Sharing of Payments, Etc.
If any Issuing Bank shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any Letter of Credit Obligation of or interest on any of its Letter of Credit Outstandings or other obligations hereunder resulting in such Issuing Bank receiving payment of a proportion of the aggregate amount of its Letter of Credit Obligations and accrued interest thereon or other such obligations greater than its Commitment Percentage thereof as provided herein, then the Issuing Bank receiving such greater proportion shall (i) notify the Administrative Agent of such fact, and (ii) purchase (for cash at face value) participations in the Letter of Credit Outstandings and such other obligations of the other Issuing Banks, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Issuing Banks ratably in accordance with the aggregate amount of Letter of Credit Obligations of and accrued interest on their respective Letter of Credit Outstandings and other amounts owing them; provided that:
(A)    if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and
(B)    the provisions of this Section shall not be construed to apply to (x) any payment made by the Account Party pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Issuing Bank and any payment made pursuant to Section 2.10, 2.13 or 2.16), (y) any payment obtained by an Issuing Bank as consideration for the assignment of or sale of a participation in any of its Letter of Credit Outstandings to any assignee or participant, other than to the Account Party or any Subsidiary thereof (as to which the provisions of this Section shall apply) or (z) non pro rata payments resulting from an Issuing Bank not funding any LC Disbursement.

The Account Party consents to the foregoing and agrees, to the extent it may effectively do so under Applicable Law, that any Issuing Bank acquiring a participation pursuant to the foregoing arrangements may exercise against the Account Party rights of setoff and counterclaim with respect to such participation as fully as if such Issuing Bank were a direct creditor of the Account Party in the amount of such participation.
Section 2.15. Mitigation Obligations; Replacement of Issuing Banks.
(a)Designation of a Different Funding Office. If any Issuing Bank requests compensation under Section 2.10, or if the Account Party is required to pay any Indemnified Taxes or additional amounts to any Issuing Bank or any Governmental Authority for the account of any Issuing Bank pursuant to Section 2.13, then such Issuing Bank shall (at the request of the Account Party) use reasonable efforts to designate a different Funding Office for funding or booking its financial exposure hereunder or to assign its rights and obligations hereunder to another of its offices, branches or Affiliates, if, in the judgment of such Issuing Bank, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.10 or 2.13, as the case may be, in the future, and (ii) would not subject such Issuing Bank to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Issuing Bank. The Account Party hereby agrees to pay all reasonable costs and expenses incurred by any Issuing Bank in connection with any such designation or assignment.
(b)Replacement of Issuing Banks. If any Issuing Bank requests compensation under Section 2.10, or if the Account Party is required to pay any Indemnified Taxes or additional amounts to any Issuing Bank or any Governmental Authority for the account of any Issuing Bank pursuant to Section 2.13 and, in each case, such Issuing Bank has declined or is unable to designate a different Funding Office in accordance with subsection (a) above, or if any Issuing Bank is a Defaulting Issuing Bank, a Non-Consenting Issuing Bank, ceases to be an Acceptable Bank, or has given notice that it cannot issue Letters of Credit generally under Section 3.03(c), then the Account Party may, at its sole expense and effort, upon notice to such Issuing Bank and the Administrative Agent, require such Issuing Bank to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 8.07), all of its interests, rights (other than its existing rights to payments pursuant to Section 2.10 or Section 2.13) and obligations under this Agreement and the related Facility Documents to an Eligible Assignee that shall assume such obligations (which assignee may be another Issuing Bank, if such Issuing Bank accepts such assignment); provided that:
(i)such Issuing Bank shall have received payment of an amount equal to the amount of its Commitment Percentage of all Reimbursement Obligations, together with all applicable accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Facility Documents from the assignee (to the extent of such outstanding Reimbursement Obligations and accrued interest and fees) or the Account Party (in the case of all other amounts);
(ii)in the case of any such assignment resulting from a claim for compensation under Section 2.10 or payments required to be made pursuant to Section 2.13, such assignment will result in a reduction in such compensation or payments thereafter;
(iii)such assignment shall not conflict with Applicable Law;
(iv)in the case of any assignment resulting from an Issuing Bank becoming a Non-Consenting Issuing Bank, the applicable assignee shall have consented to the applicable extension, amendment, waiver or consent; and

(v)No Default shall have occurred and be continuing.
(c)An Issuing Bank shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Issuing Bank or otherwise, the circumstances entitling the Account Party to require such assignment and delegation cease to apply.
Section 2.16. Defaulting Issuing Banks.
(a)Defaulting Issuing Bank Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Issuing Bank becomes a Defaulting Issuing Bank, then, until such time as such Issuing Bank is no longer a Defaulting Issuing Bank, to the extent permitted by Applicable Law:
(i)Waivers and Amendments. Such Defaulting Issuing Bank’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of Required Issuing Bank and in Section 8.01.
(ii)Defaulting Issuing Bank Waterfall. Any payment of Letter of Credit Obligations, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Issuing Bank (whether voluntary or mandatory, at maturity, pursuant to Article 6 or otherwise) or received by the Administrative Agent from a Defaulting Issuing Bank pursuant to Section 8.05 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Issuing Bank to the Administrative Agent hereunder; second, if so determined by the Administrative Agent, to be held in a deposit account and released pro rata in order to satisfy such Defaulting Issuing Bank’s potential future funding obligations with respect to outstanding Letters of Credit under this Agreement; third, to the payment of any amounts owing to the Issuing Banks as a result of any judgment of a court of competent jurisdiction obtained by any Issuing Bank against such Defaulting Issuing Bank as a result of such Defaulting Issuing Bank’s breach of its obligations under this Agreement; fourth, so long as no Default exists, to the payment of any amounts owing to the Account Party as a result of any judgment of a court of competent jurisdiction obtained by the Account Party against such Defaulting Issuing Bank as a result of such Defaulting Issuing Bank’s breach of its obligations under this Agreement; and fifth, to such Defaulting Issuing Bank or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the amount of any Reimbursement Obligations in respect of which such Defaulting Issuing Bank has not fully funded its appropriate share, and (y) such Letters of Credit were issued at a time when the conditions set forth in Section 3.02 or 3.03, as applicable, were satisfied or waived, such payment shall be applied solely to pay the Reimbursement Obligations owed to all Non-Defaulting Issuing Banks on a pro rata basis prior to being applied to the payment of any Reimbursement Obligations owed to such Defaulting Issuing Bank until such time as all Reimbursement Obligations are held by the Issuing Banks pro rata in accordance with the Commitment Percentages without giving effect to Section 2.16(a)(iv). Any payments, prepayments or other amounts paid or payable to a Defaulting Issuing Bank that are applied (or held) to pay amounts owed by a Defaulting Issuing Bank shall be deemed paid to and redirected by such Defaulting Issuing Bank, and each Issuing Bank irrevocably consents hereto.
(iii)Certain Fees.
(A)    No Defaulting Issuing Bank shall be entitled to receive any fees otherwise payable hereunder or pursuant to the Fee Letter for any period during which that Issuing Bank is a Defaulting Issuing Bank (and the Account Party shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Issuing Bank).
(B)    No Defaulting Issuing Bank shall be entitled to receive LC Fees for any period during which that Issuing Bank is a Defaulting Issuing Bank.
(C)    With respect to any LC Fee not required to be paid to any Defaulting Issuing Bank pursuant to clause (B) above, the Account Party shall (x) pay to each Non-Defaulting Issuing Bank that portion of any such LC Fee otherwise payable to such Defaulting Issuing Bank with respect to such Defaulting Issuing Bank’s Letter of Credit Outstandings that have been reallocated to such Non-Defaulting Issuing Bank pursuant to clause (iv) below, and (y) not be required to pay the remaining amount of any such LC Fee.
(iv)Assignment. The Account Party may, upon notice to such Defaulting Issuing Bank and the Administrative Agent, require such Defaulting Issuing Bank, at the expense of such Defaulting Issuing Bank, to assign, without recourse (in accordance with and subject to the restrictions contained in Section 8.07), all its interests, rights and obligations under this Agreement and the Letters of Credit issued by such Defaulting Issuing Bank to any Person that shall assume such obligations (which assignee may be another Issuing Bank, if it accepts such assignment) with (and subject to) the consent of the Administrative Agent (which consent shall not unreasonably be withheld); provided that such Defaulting Issuing Bank shall have received payment of an amount equal to the outstanding amount of its LC Disbursements, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding LC Disbursements and accrued interest and fees) or the Account Party (in the case of all other amounts) (provided that the Account Party may deduct, or cause such assignee to deduct, from amounts payable by them or it, as applicable, to such Issuing Bank hereunder all fees, costs and expenses reasonably incurred by the Account Party in effecting such assignment). If the assignments described in this clause (iv) cannot be completed prior to any requested date of Issuance, the amount of the Issuance requested will be reduced by an amount equal to the Commitment Percentage of such Defaulting Issuing Bank.
(b)Defaulting Issuing Bank Cure. If the Administrative Agent and the Account Party agree in writing that an Issuing Bank is no longer a Defaulting Issuing Bank, the Administrative Agent will so notify the parties hereto, and the consequences of such Issuing Bank being a Defaulting Issuing Bank under Section 2.16(a) shall cease to be applicable.
Section 2.17. Cash Collateral.
The Account Party hereby grants to the Administrative Agent, for the benefit of the Administrative Agent and the Issuing Banks, and agrees to maintain, a first priority security interest in all Cash Collateral provided pursuant to Sections 2.01, 2.06 or 6.02 as security for the Account Party’s obligations hereunder. If at any time the Administrative Agent determines that Cash Collateral is subject to any right or claim of any Person other than the Administrative Agent and the Issuing Banks as herein provided, or that the total amount of such Cash Collateral is less than the Minimum Collateral Amount, the Account Party will, promptly upon demand by the Administrative Agent, pay or provide to the Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency.

ARTICLE III
CONDITIONS PRECEDENT
Article III
CONDITIONS PRECEDENT
Section 3.01. Conditions Precedent to Effectiveness.
This Agreement shall become effective on and as of the first date on which the following conditions precedent have been satisfied:
(a)The Administrative Agent shall have received on or before such date of effectiveness, the following, each dated such day (except as noted otherwise below), in form and substance reasonably satisfactory to the Administrative Agent and, to the extent requested by the Administrative Agent, in sufficient copies for each Issuing Bank:
(i)A fully executed version of this Agreement and the Fee Letter.
(ii)(A) A copy of the articles of incorporation or other organizational documents of the Account Party and each amendment thereto, certified by the Secretary of State of Oregon as being a true and correct copy thereof, and (B) a certificate from the Secretary of State of Oregon (dated not more than 10 days prior to the Closing Date) attesting to the continued existence and good standing of the Account Party in that State.
(iii)Certified copies of the resolutions of the board of directors of the Account Party approving this Agreement and the other Facility Documents and of all documents evidencing other necessary corporate action and Governmental Approvals required for the execution and delivery by the Account Party of this Agreement and the other Facility Documents.
(iv)A certificate of the Secretary or Assistant Secretary of the Account Party certifying (A) the names and true signatures of the officers of the Account Party authorized to sign this Agreement and the other documents to be delivered by the Account Party hereunder, and (B) that attached thereto are true and correct copies of the bylaws of the Account Party as in effect on such date.
(v)A favorable opinion of in-house counsel for the Account Party, in form and substance reasonably acceptable to the Administrative Agent.
(vi)A favorable opinion of special New York counsel for the Account Party, in form and substance reasonably acceptable to the Administrative Agent.
(b)    On such date, the following statements shall be true and the Administrative Agent shall have received a certificate signed by a duly authorized officer of the Account Party, dated such date, stating that:
(i)The representations and warranties of the Account Party contained in this Agreement are true and correct on and as of the date of such effectiveness as though made on and as of such date, and
(ii)No event has occurred and is continuing that constitutes a Default.
(c)The Account Party shall have paid all accrued fees and expenses under this Agreement payable on the Closing Date and all accrued fees and expenses of the Administrative Agent, the Lead Arranger, and the Issuing Banks payable on the Closing Date (including the accrued fees and expenses of counsel to the Administrative Agent to the extent then due and payable).
(d)The Administrative Agent shall have received all documentation and information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act, to the extent such documentation or information is requested by the Administrative Agent on behalf of the Issuing Banks reasonably in advance of the Closing Date.
(e)The Administrative Agent shall have received such other approvals or documents and shall have completed such other internal processes (including, but not limited to, customary diligence processes with results satisfactory to the Administrative Agent in its sole discretion) as the Administrative Agent, or any Issuing Bank shall have reasonably requested through the Administrative Agent, reasonably in advance of the Closing Date or as shall be reasonably required.
Section 3.02. Conditions Precedent to Initial Issuance of Credit.
The obligation of each Issuing Bank to make the initial Issuance of Credit to be made by it hereunder shall become effective on and as of the first date on which the following conditions precedent have been satisfied (such date, the “Issuance Effective Date”) which Issuance Effective Date shall, notwithstanding anything to the contrary in this Agreement, be no later than September 30, 2026 (provided that, for the avoidance of doubt, if the Issuance Effective Date has not occurred on or prior to such date, the Issuance Effective Date shall not occur and the Issuing Banks shall not be required to make Issuances of Credit hereunder and all Commitments shall terminate on such date):
(a)The conditions precedent set forth in Section 3.01 shall have been satisfied in accordance with the terms and conditions thereof.
(b)The Administrative Agent shall have received on or before such date of effectiveness, the following, each dated such day (except as noted otherwise below), in form and substance reasonably satisfactory to the Administrative Agent and, to the extent requested by the Administrative Agent, in sufficient copies for each Issuing Bank: a favorable opinion of in-house counsel for the Account Party, in form and substance reasonably acceptable to the Administrative Agent.
(c)On such date, the following statements shall be true and the Administrative Agent shall have received a certificate signed by a duly authorized officer of the Account Party, dated such date, stating that:
(i)The representations and warranties of the Account Party contained in this Agreement are true and correct on and as of the date of such effectiveness as though made on and as of such date, and
(ii)No event has occurred and is continuing that constitutes a Default.
(d)The Account Party shall have paid all accrued fees and expenses under this Agreement payable on the Issuance Effective Date and all accrued fees and expenses of the Administrative Agent, the Lead Arranger, and the Issuing Banks payable on the Issuance Effective Date (including the accrued fees and expenses of counsel to the Administrative Agent to the extent then due and payable).

(e)The Administrative Agent shall have received evidence that the Indemnification Agreement dated as of or about the Closing Date (the “Indemnification Agreement”) between Euler Hermes North America Insurance Company and the Account Party for the issuance of surety bonds to secure the Oregon Judgments has been executed and delivered and is in full force and effect or shall, substantially concurrently, be executed and delivered and be in full force and effect.
(f)The Administrative Agent shall have received copies of any and all Governmental Approvals (including the Energy Regulatory Approvals) necessary for the Account Party to incur the obligations to be incurred by it under this Agreement and the other Facility Documents and such other documents or information in connection therewith as the Administrative Agent, or any Issuing Bank through the Administrative Agent, has requested prior to the Issuance Effective Date, together with (i) a certificate from an authorized officer of the Account Party certifying that the Energy Regulatory Approvals have been obtained and no further approvals are required and attaching copies of all such Energy Regulatory Approvals and (ii) a legal opinion of in-house counsel for the Account Party with respect to such Energy Regulatory Approvals in form and substance satisfactory to the Administrative Agent.
Section 3.03. Conditions Precedent to each Issuance of Credit.
The obligation of each Issuing Bank to make each Issuance of Credit to be made by it hereunder or to extend, renew, increase, modify or amend any Letter of Credit shall, in addition to the conditions set forth in Article II, be subject to the following conditions precedent having been satisfied:
(a)The following statements shall be true on the date of such Issuance of Credit (and the giving of the applicable application for an Issuance shall constitute a representation and warranty by the Account Party that on the date of such Issuance of Credit such statements are true):
(i)The representations and warranties of the Account Party contained in Section 4.01 (other than the representations and warranties in the first sentence of Section 4.01(g), in Section 4.01(i) and in the first sentence of Section 4.01(n)) are true and correct in all material respects (without duplication of any materiality qualifiers) on and as of the date of such Issuance of Credit, before and after giving effect to such Issuance of Credit and to the application of the proceeds therefrom, as though made on and as of such date, and
(ii)No event has occurred and is continuing, or would result from such Issuance of Credit, that constitutes a Default.
(b)The Administrative Agent shall have received an application for Issuance duly completed and executed by the Account Party.
(c)The requested Issuance of Credit would not, in the Administrative Agent’s reasonable determination, cause the Administrative Agent to violate (x) any Applicable Law or (y) the Administrative Agent’s standard operating procedures and practices for the issuances of letters of credit in effect as of the date of the applicable application for Issuance, and such Issuing Bank has not, within a reasonable time before such Issuance of Credit, given notice to the Administrative Agent that such Issuance of Credit would cause such Issuing Bank to violate (I) any Applicable Law or (II) such Issuing Bank’s standard operating procedures and practices for the issuances of letters of credit in effect as of the date of the applicable application for Issuance.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES
Article IV
REPRESENTATIONS AND WARRANTIES
Section 4.01. Representations and Warranties of the Account Party.
The Account Party represents and warrants as follows:
(a)The Account Party is a corporation duly organized, validly existing and in good standing under the laws of the State of Oregon and is duly qualified to do business and is in good standing as a foreign corporation under the laws of each state in which the ownership of its properties or the conduct of its business makes such qualification necessary, except where the failure to be so qualified would not reasonably be expected to have a Material Adverse Effect, and each Material Subsidiary is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated or otherwise organized.
(b)The execution, delivery and performance by the Account Party of each Facility Document, and the consummation of the transactions contemplated hereby and thereby, are within the Account Party’s corporate powers and have been duly authorized by all necessary corporate action. Each Facility Document has been duly executed and delivered by the Account Party.
(c)Except for the Energy Regulatory Approvals, no authorization, approval, exemption or other action by, and no notice to or filing with, any Governmental Authority or any other third party is required for the due execution, delivery and performance by the Account Party of any Facility Document. As of the Issuance Effective Date and continuing through the Termination Date (including any extension thereof), all Energy Regulatory Approvals are in full force and effect and the Account Party is in material compliance with all requirements, restrictions, and obligations set forth therein.
(d)The execution, delivery and performance by the Account Party of the Facility Documents will not (i) violate (A) the articles of incorporation or bylaws (or comparable documents) of Account Party or any of its Material Subsidiaries or (B) any Applicable Law, (ii) be in conflict with, or result in a breach of or constitute a default under, any contract, agreement, indenture or instrument to which the Account Party or any of its Material Subsidiaries is a party or by which any of its or their respective properties is bound or (iii) result in the creation or imposition of any Lien on the property of Account Party or any of its Material Subsidiaries other than Permitted Liens and Liens required under this Agreement, except to the extent such conflict, breach or default referred to in the preceding clause (ii), individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.
(e)Each Facility Document is the legal, valid and binding obligation of the Account Party, enforceable against the Account Party in accordance with its terms, except as limited by bankruptcy and similar laws affecting the enforcement of creditors’ rights generally and by the application of general equitable principles.
(f)The Account Party and each Material Subsidiary are in compliance with all Applicable Laws (including Environmental Laws), except to the extent that failure to comply would not reasonably be expected to have a Material Adverse Effect.
(g)Except as disclosed in the Account Party’s Annual Report on Form 10-K for the fiscal year ended December 31, 2025 or in any Current Report on Form 8-K or Quarterly Report on Form 10-Q filed subsequent thereto but prior to the Closing Date, there is no action, suit, proceeding, claim or dispute pending or, to the Account Party’s knowledge, threatened against or affecting the Account Party or any of its Material Subsidiaries, or any of its or their respective properties or assets, before any Governmental Authority that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect. There is no injunction, writ, preliminary restraining order or any other order of any nature issued by any Governmental Authority directing that any material aspect of the transactions expressly provided for in any of the Facility Documents not be consummated as herein or therein provided.
(h)The consolidated balance sheet of the Account Party and its Consolidated Subsidiaries as at December 31, 2025, and the related consolidated statements of income, cash flows and stockholders’ equity for the fiscal year ended on such date, certified by Deloitte & Touche LLP, copies of which have heretofore been furnished to the Administrative Agent and each Issuing Bank, present fairly in all material respects the financial condition of the Account Party and its Consolidated Subsidiaries as at such date, and the consolidated results of their operations and cash flows for the fiscal year then ended. All such financial statements, including the related schedules and notes thereto, have been prepared in accordance with GAAP applied consistently throughout the periods involved (except as may be disclosed therein).
(i)Except as disclosed in the Account Party’s Annual Report on Form 10-K for the fiscal year ended December 31, 2025 or in any Current Report on Form 8-K or Quarterly Report on Form 10-Q filed subsequent thereto but prior to the Closing Date, since December 31, 2025, no event has occurred that could reasonably be expected to have a Material Adverse Effect.
(j)The Account Party and each Material Subsidiary have filed or caused to be filed all U.S. Federal and other material tax returns that are required by Applicable Law to be filed, and have paid all taxes shown to be due and payable on said returns or on any assessments made against it or any of its property; other than (i) with respect to taxes the amount or validity of which is currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided on the books of the Account Party or the applicable Material Subsidiary, as the case may be, or (ii) to the extent that the failure to do so could not reasonably be expected to result in a Material Adverse Effect.
(k)No ERISA Event has occurred other than as would not, either individually or in the aggregate, be reasonably expected to have a Material Adverse Effect. There are no actions, suits or claims pending against or involving a Pension Plan (other than routine claims for benefits) or, to the knowledge of the Account Party or any of its ERISA Affiliates, threatened, that would reasonably be expected to be asserted successfully against any Pension Plan and, if so asserted successfully, would reasonably be expected either singly or in the aggregate to have a Material Adverse Effect. No lien imposed under the Internal Revenue Code or ERISA on the assets of the Account Party or any of its ERISA Affiliates exists or is likely to arise with respect to any Pension Plan. The Account Party and each of its Subsidiaries have complied with foreign law applicable to its Foreign Plans, except to the extent that failure to comply would not reasonably be expected to have a Material Adverse Effect.
(l)The Account Party is not engaged in the business of extending credit for the purpose of buying or carrying Margin Stock, and no proceeds of any Letter of Credit will be used to extend credit to others for the purpose of buying or carrying any Margin Stock. Following the application of the proceeds of any Issuance of Credit, not more than 25% of the value of the assets of the Account Party and the Material Subsidiaries that are subject to the restrictions of Section 5.02(a) or (c) constitute Margin Stock.
(m)Neither the Account Party nor any Subsidiary is an “investment company” or a company “controlled” by an “investment company,” as such terms are defined in the Investment Company Act of 1940, as amended.

(n)Except as disclosed in the Account Party’s Annual Report on Form 10-K for the fiscal year ended December 31, 2025 or in any Current Report on Form 8-K or Quarterly Report on Form 10-Q filed subsequent thereto but prior to the Closing Date, (i) there are no claims, liabilities, investigations, litigation, notices of violation or liability, administrative proceedings, judgments or orders, whether asserted, pending or threatened, relating to any liability under or compliance with any applicable Environmental Law, against the Account Party or any Material Subsidiary or relating to any real property currently or formerly owned, leased or operated by the Account Party or any Material Subsidiary, that would reasonably be expected to have a Material Adverse Effect and (ii) no Hazardous Materials have been or are present or are being spilled, discharged or released on, in, under or from property (real, personal or mixed) currently or formerly owned, leased or operated by the Account Party or any Material Subsidiary in any quantity or manner violating, or resulting in liability under, any applicable Environmental Law, which violation or liability would reasonably be expected to have a Material Adverse Effect.
(o)No written statement or information furnished by or on behalf of the Account Party to the Administrative Agent, the Lead Arranger, any Issuing Bank in connection with the syndication or negotiation of this Agreement or delivered pursuant hereto, in each case as of the date such statement or information is made or delivered, as applicable, contained or contains, any material misstatement of fact or intentionally omitted or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were, are, or will be made, not misleading.
(p)Each Material Subsidiary as of the Closing Date is set forth on Schedule II.
(q)The Account Party has implemented and maintains in effect policies and procedures designed to promote compliance by the Account Party, its Subsidiaries and their respective directors, officers and employees with Anti-Corruption Laws and applicable Sanctions, and the Account Party, its Subsidiaries, and, to the knowledge of the Account Party, their respective officers, directors and employees and their respective agents that will act in any capacity in connection with or benefit from the credit facility established hereby, are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects.
(r)None of the Account Party or any Subsidiary is a Sanctioned Person. No Letter of Credit, use of proceeds or other transaction contemplated by this Agreement will violate any Anti-Corruption Law or applicable Sanctions.
(s)The Account Party is not a “covered foreign person” as that term is used in the Outbound Investment Rules. The Account Party does not currently engage, or have any present intention to engage in the future, directly or indirectly, in (i) a “covered activity” or a “covered transaction”, as each such term is defined in the Outbound Investment Rules, (ii) any activity or transaction that would constitute a “covered activity” or a “covered transaction”, as each such term is defined in the Outbound Investment Rules, if the Account Party was a U.S. Person or (iii) any other activity that would cause the Administrative Agent or any Issuing Bank to be in violation of the Outbound Investment Rules or cause the Administrative Agent or any Issuing Bank to be legally prohibited by the Outbound Investment Rules from performing under this Agreement.
Article V
ARTICLE V

ARTICLE V
COVENANTS OF THE ACCOUNT PARTY
Section 5.01. Affirmative Covenants.
So long as any Letter of Credit Obligations or any other amount payable hereunder shall remain unpaid, any Letter of Credit shall remain outstanding, or any Issuing Bank shall have any Commitment hereunder, the Account Party will:
(a)Payment of Taxes, Etc. Pay and discharge, and cause each Material Subsidiary to pay and discharge, before the same shall become delinquent, (i) all taxes, assessments and governmental charges or levies imposed upon it or its property, and (ii) all lawful claims that, if unpaid, would by Applicable Law become a Lien upon its property, in each case, except to the extent that the failure to pay and discharge such amounts, either singly or in the aggregate, would not reasonably be expected to have a Material Adverse Effect; provided, however, that neither the Account Party nor any Material Subsidiary shall be required to pay or discharge any such tax, assessment, charge or claim that is being contested in good faith and by proper proceedings and as to which adequate reserves are being maintained in accordance with GAAP.
(b)Preservation of Existence, Etc. Preserve and maintain, and cause each Material Subsidiary to preserve and maintain, its corporate, partnership or limited liability company (as the case may be) existence and all rights (charter and statutory) and franchises, except to the extent the failure to maintain such rights and franchises would not reasonably be expected to have a Material Adverse Effect; provided, however, that the Account Party and any Material Subsidiary may consummate any merger or consolidation permitted under Section 5.02(b).
(c)Compliance with Laws, Etc. Comply, and cause each Material Subsidiary to comply with Applicable Law (with such compliance to include compliance with Environmental Laws, the Patriot Act, Anti-Corruption Laws, and Sanctions), except to the extent the failure to do so would not reasonably be expected to have a Material Adverse Effect.
(d)Inspection Rights. At any reasonable time and from time to time, permit the Administrative Agent, or any Issuing Bank or any designated agents or representatives thereof, at all reasonable times and to the extent permitted by Applicable Law, to examine and make copies of and abstracts from the records and books of account of, and visit the properties of, the Account Party and any Material Subsidiary and to discuss the affairs, finances and accounts of the Account Party and any Material Subsidiary with any of their officers or directors and with their independent certified public accountants (at which discussion, if the Account Party or such Material Subsidiary so requests, a representative of the Account Party or such Material Subsidiary shall be permitted to be present, and if such accountants should require that a representative of the Account Party be present, the Account Party agrees to provide a representative to attend such discussion); provided that (i) such designated agents or representatives shall agree to any reasonable confidentiality obligations proposed by the Account Party and shall follow the guidelines and procedures generally imposed upon like visitors to the Account Party’s facilities, and (ii) unless an Event of Default shall have occurred and be continuing, such visits and inspections shall occur not more than once in any fiscal quarter.
(e)Keeping of Books. Keep, and cause each Material Subsidiary to keep, proper books of record and account, in which full and correct entries shall be made of all financial transactions and the assets and business of the Account Party and each such Material Subsidiary in accordance with GAAP.

(f)Maintenance of Properties, Etc. Maintain and preserve, and cause each Material Subsidiary to maintain and preserve, all of its properties that are material to the conduct of its business in good working order and condition, ordinary wear and tear excepted.
(g)Maintenance of Insurance. Maintain, and cause each Material Subsidiary to maintain, insurance with responsible and reputable insurance companies or associations in such amounts and covering such risks as is usually carried by companies engaged in similar businesses and owning similar properties in the same general areas in which Account Party or any of its Material Subsidiaries operates to the extent available on commercially reasonable terms (the “Industry Standard”); provided, however, that the Account Party and each Material Subsidiary may self-insure to the same extent as other companies engaged in similar businesses and owning similar properties and to the extent consistent with prudent business practice; and provided, further, that if the Industry Standard is such that the insurance coverage then being maintained by Account Party and its Material Subsidiaries is below the Industry Standard, Account Party shall only be required to use its reasonable best efforts to obtain the necessary insurance coverage such that its and its Material Subsidiaries’ insurance coverage equals or is greater than the Industry Standard.
(h)Reporting Requirements. Furnish to the Administrative Agent and the Issuing Banks:
(i)within 60 days after the end of each of the first three quarters of each fiscal year of the Account Party, a copy of the consolidated balance sheet of the Account Party and its Consolidated Subsidiaries as of the end of such quarter and consolidated statements of income and cash flows of the Account Party and its Consolidated Subsidiaries for the period commencing at the end of the previous fiscal year and ending with the end of such quarter, duly certified (subject to year-end audit adjustments) by the chief financial officer, chief accounting officer, treasurer or assistant treasurer of the Account Party as having been prepared in accordance with generally accepted accounting principles and a certificate of the chief financial officer, chief accounting officer, treasurer or assistant treasurer of the Account Party as to compliance with the terms of this Agreement and setting forth in reasonable detail the calculations necessary to demonstrate compliance with Section 5.03; provided that in the event of any change in GAAP used in the preparation of such financial statements, the Account Party shall also provide, if necessary for the determination of compliance with Section 5.03, a statement of reconciliation conforming such financial statements to GAAP in effect on the Closing Date;
(ii)within 120 days after the end of each fiscal year of the Account Party, a copy of the annual audit report for such year for the Account Party and its Consolidated Subsidiaries, containing a consolidated balance sheet of the Account Party and its Consolidated Subsidiaries as of the end of such fiscal year and consolidated statements of income and cash flows of the Account Party and its Consolidated Subsidiaries for such fiscal year, in each case accompanied by an opinion by Deloitte & Touche LLP or other independent public accountants of nationally recognized standing, and a certificate of the chief financial officer, chief accounting officer, treasurer or assistant treasurer of the Account Party as to compliance with the terms of this Agreement and setting forth in reasonable detail the calculations necessary to demonstrate compliance with Section 5.03; provided that in the event of any change in GAAP used in the preparation of such financial statements, the Account Party shall also provide, if necessary for the determination of compliance with Section 5.03, a statement of reconciliation conforming such financial statements to GAAP in effect on the Closing Date;

(iii)within five days after the chief financial officer or treasurer of the Account Party obtains knowledge of the occurrence of any Default, a statement of the chief financial officer or treasurer of the Account Party setting forth details of such Default and the action that the Account Party has taken and proposes to take with respect thereto;
(iv)within ten Business Days after the Account Party or any of its ERISA Affiliates knows or has reason to know that (A) the Account Party or any of its ERISA Affiliates has failed to comply with ERISA or the related provisions of the Internal Revenue Code with respect to any Pension Plan, and such noncompliance will, or could reasonably be expected to, result in material liability to the Account Party or its Subsidiaries, and/or (B) any ERISA Event (other than an ERISA Event as defined in clause (vi) of the definition of “ERISA Event”) has occurred, a certificate of the chief financial officer of the Account Party describing such ERISA Event and the action, if any, proposed to be taken with respect to such ERISA Event and a copy of any notice filed with the PBGC or the IRS pertaining to such ERISA Event and all notices received by the Account Party or such ERISA Affiliate from the PBGC or any other governmental agency with respect thereto;
(v)promptly after the commencement thereof, notice of all actions and proceedings before, and orders by, any Governmental Authority affecting the Account Party or any Material Subsidiary of the type described in Section 4.01(g);
(vi)together with the financial statements delivered in paragraphs (i) and (ii) of this Section 5.01(h), if Schedule II shall no longer set forth a complete and correct list of all Material Subsidiaries as of the last date of the period for which such financial statements were prepared, an updated Schedule II setting forth all Material Subsidiaries as of the last date of such period for which such financial statements have been prepared;
(vii)promptly after the occurrence thereof, an updated Beneficial Ownership Certification to the extent the Account Party qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, reflecting any change in the information provided in any Beneficial Ownership Certification delivered to the Administrative Agent or any Issuing Bank that would result in a change to the list of beneficial owners of the Account Party;
(viii)promptly upon the occurrence of a Reportable Compliance Event, notice of such occurrence;
(ix)promptly upon the delivery thereof, a copy of any notice or other document relating to any Default or Event of Default (each such term as defined in the Credit Agreement) delivered to any Issuing Bank, or the Administrative Agent (each such term as defined in the Credit Agreement) pursuant to the terms of the Credit Agreement;
(x)promptly upon the occurrence of a failure to maintain, loss, or non-renewal of an Energy Regulatory Approval, notice of such occurrence;
(xi)within five (5) Business Days after the end of each month, a summary of the material updates with respect to the Oregon Judgments;
(xii)together with the financial statements delivered in paragraphs (i) and (ii) of this Section 5.01(h) and at such other times as my be requested by the Administrative Agent, a list of all surety bonds issued with respect to which Letters of Credit have been issued and the amounts of such surety bonds; and

(xiii)such other information respecting the Account Party or any of its Subsidiaries as any Issuing Bank through the Administrative Agent may from time to time reasonably request.
If the financial statements required to be delivered pursuant to Section 5.01(h)(i) or 5.01(h)(ii) are included in any Form 10-K or 10-Q filed by the Account Party, the Account Party’s obligation to deliver such documents or information to the Administrative Agent shall be deemed to be satisfied upon (x) delivery of a copy of the relevant form to the Administrative Agent within the time period required by such Section or (y) the relevant form being available on EDGAR and the delivery of a notice to the Administrative Agent (which notice may be delivered by electronic mail and/or included in the applicable compliance certificate delivered pursuant to Section 5.01(h)(i) or 5.01(h)(ii)) that such form is so available, in each case within the time period required by such Section.
(i)Purpose of Letters of Credit. Request Letters of Credit (and any extensions or other amendments thereto) solely to provide collateral support for surety bonds issued for supersedeas undertakings, as defined in ORS 19.005(5), to secure the performance, and stay enforcement, of judgments: (1) entered in the Multnomah County Circuit Court for the State of Oregon; (2) naming Account Party as a defendant; (3) relating to alleged damages caused by wildfires occurring in 2020 in the State of Oregon as described in Account Party’s September 30, 2025 Form 10-Q at 73-77; and (4) so long as those judgments are pending appeal in the Oregon Court of Appeals or the Oregon Supreme Court (the foregoing, the “Oregon Judgments”). Letters of Credit may not be requested or used for any other purpose not described in the foregoing sentence.
Section 5.02. Negative Covenants.
So long as any Letter of Credit Obligations or any other amount payable hereunder shall remain unpaid, any Letter of Credit shall remain outstanding, any Issuing Bank shall have any Commitment hereunder, the Account Party agrees that it will not:
(a)Liens, Etc. Create or suffer to exist, or cause or permit any Material Subsidiary to create or suffer to exist, any Lien on or with respect to any of its properties, including equity interests held by such Person in any Subsidiary of such Person, whether now owned or hereafter acquired, other than (i) Permitted Liens, (ii) Liens created under Section 2.17 or 6.02, (iii) Liens created by or pursuant to (x) the Mortgage and Deed of Trust, dated as of January 9, 1989, as amended, modified or supplemented, of PacifiCorp, entered into with The Bank of New York Mellon Trust Company, N.A. (as successor trustee to JPMorgan Chase Bank, N.A.) or (y) any other first mortgage indenture or similar agreement or instrument pursuant to which the Account Party or any of its Material Subsidiaries may issue bonds, notes or similar instruments secured by a lien on all or a substantial portion of its fixed assets, so long as under the terms of such other indenture or similar agreement or instrument no “cross-default” or similar “event of default” (howsoever designated) in respect of any bonds, notes or other instruments issued thereunder will be triggered by reference to a Default, and (iv) Liens, in addition to the foregoing, securing obligations not greater than the greater of (A) 7.5% of consolidated shareholders’ equity of all classes (whether common, preferred, mandatorily convertible preferred or preference) of the Account Party and (B) $100,000,000.
(b)Mergers, Etc. Merge or consolidate with or into any Person, unless (i) the successor entity (if other than the Account Party) (A) assumes, in form reasonably satisfactory to the Administrative Agent, all of the obligations of the Account Party under this Agreement, (B) is a corporation or limited liability company formed under the laws of the United States of America, one of the states thereof or the District of Columbia, (C) is in pro forma compliance with the covenant in Section 5.03 both before and after giving effect to such proposed transaction

(determined as if such proposed transaction had occurred on the last day of the most recent fiscal quarter period preceding the date of such proposed transaction for which financial statements have been delivered pursuant to Section 5.01(h)) and (D) has long-term senior unsecured debt ratings issued (and confirmed after giving effect to such merger) by S&P or Moody’s of at least BBB- and Baa3, respectively (or if no such ratings have been issued, commercial paper ratings issued (and confirmed after giving effect to such merger) by S&P and Moody’s of at least A-3 and P-3, respectively), and (ii) no Default shall have occurred and be continuing at the time of such proposed transaction or would result therefrom, and provided, in each case of clause (i) where the successor entity is other than the Account Party, that the Administrative Agent shall have received, and be reasonably satisfied with, all documentation and information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act, to the extent such documentation or information is requested by the Administrative Agent on behalf of any Issuing Bank prior to the date of such proposed transaction.
(c)Sales, Etc. of Assets. Sell, lease, transfer or otherwise dispose of all or substantially all of its assets to any Person, or grant any option or other right to purchase, lease or otherwise acquire such assets, except that the Account Party may sell, lease, transfer or otherwise dispose of all or substantially all of its assets to any Person so long as the requirements set forth in Section 5.02(b) are satisfied as if such disposition were a merger or consolidation in which the Account Party is not the surviving entity.
(d)Use of Proceeds. Use any Letter of Credit or the proceeds thereof to buy or carry Margin Stock in violation of the Margin Regulations.
(e)Compliance with Anti-Corruption Laws and Sanctions. The Account Party will not, directly or, to the knowledge of the Account Party, indirectly, use any Letter of Credit or the proceeds thereof, or contribute or otherwise make available such proceeds to any Subsidiary, joint venture partner or other Person (i) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (ii) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, or (iii) in any manner that would result in the violation of any Sanctions by the Account Person or any of its Subsidiaries or, to the knowledge of the Account Party, any other party (including each Credit Party) to this Agreement or the other Facility Documents.
(f)Outbound Investments. The Account Party will not (a) be or become a “covered foreign person”, as that term is defined in the Outbound Investment Rules, or (b) engage, directly or indirectly, in (i) a “covered activity” or a “covered transaction”, as each such term is defined in the Outbound Investment Rules, (ii) any activity or transaction that would constitute a “covered activity” or a “covered transaction”, as each such term is defined in the Outbound Investment Rules, if the Account Party was a U.S. Person or (iii) any other activity that would cause the Administrative Agent or any Issuing Bank to be in violation of the Outbound Investment Rules or cause the Administrative Agent or any Issuing Bank to be legally prohibited by the Outbound Investment Rules from performing under this Agreement.
Section 5.03. Financial Covenant.
So long as any Letter of Credit Obligations shall remain outstanding or any Issuing Bank shall have any Commitment hereunder, the Account Party will maintain a ratio of Consolidated Debt to Consolidated Capital of not greater than 0.65 to 1.00 as of the last day of each fiscal quarter.

ARTICLE VI
EVENTS OF DEFAULT
Article VILT
Section 6.01. Events of Default.
If any of the following events (“Events of Default”) shall occur and be continuing:
(a)The Account Party shall fail to pay any Reimbursement Obligation when the same becomes due and payable, shall fail to provide Cash Collateral in accordance with Section 2.01, 2.06, 2.17 or 6.02 when the same is required to be provided; or shall fail to pay any interest on any Reimbursement Obligation or make any other payment of fees or other amounts, including any indemnification amounts, payable under this Agreement within five days after the same becomes due and payable; or
(b)Any representation or warranty made by the Account Party herein or by the Account Party (or any of its officers) in connection with this Agreement shall prove to have been incorrect in any material respect when made; or
(c)(i) The Account Party shall fail to perform or observe any term, covenant or agreement contained in Section 5.01(b), 5.01(h)(ix), 5.02 or 5.03, or (ii) the Account Party shall fail to perform or observe any other term, covenant or agreement contained in this Agreement or any other Facility Document if such failure shall remain unremedied for 30 days after written notice thereof shall have been given to the Account Party by the Administrative Agent or any Issuing Bank; or
(d)
(i)The Account Party or any Material Subsidiary shall fail to pay any principal of or premium or interest on any Debt (other than Debt under this Agreement) that is outstanding in a principal amount in excess of $100,000,000 in the aggregate when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Debt; or any other event shall occur or condition shall exist under any agreement or instrument relating to any such Debt and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such event or condition is to accelerate, or to permit the acceleration of, the maturity of such Debt; or any such Debt shall be declared to be due and payable, or required to be prepaid or redeemed (other than by a regularly scheduled required prepayment or redemption), prior to the stated maturity thereof; or
(ii)Any Event of Default (as that term is defined in the Credit Agreement) occurs; or
(e)Any judgment or order for the payment of money in excess of $100,000,000 to the extent not paid or insured shall be rendered against the Account Party or any Material Subsidiary and either (i) enforcement proceedings shall have been commenced by any creditor upon such judgment or order or (ii) there shall be any period of 30 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or
(f)The Account Party or any Material Subsidiary shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against the Account Party or any Material Subsidiary seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for it or for any substantial part of its property and, in the case of any such proceeding instituted against it (but not instituted by it), either such proceeding shall remain undismissed or unstayed for a period of 60 days, or any of the actions sought in such proceeding (including the entry of an order for relief against, or the appointment of a receiver, trustee, custodian or other similar official for, it or for any substantial part of its property) shall occur; or the Account Party or any Material Subsidiary shall take any corporate action to authorize any of the actions set forth above in this subsection (f); or
(g)An ERISA Event shall have occurred or could reasonably be expected to result in liability of the Account Party or any of its ERISA Affiliates under Title IV of ERISA to a Pension Plan, a Multiemployer Plan or the PBGC that, when taken together with all other ERISA Events that have occurred, has resulted in, or is reasonably likely to result in, a Material Adverse Effect; or
(h)(i) Berkshire Hathaway shall fail to own, directly or indirectly, at least 50% of the issued and outstanding shares of common stock of the Account Party, calculated on a fully diluted basis or (ii) Berkshire Hathaway Energy Company shall fail to own, directly or indirectly, at least 80% of the issued and outstanding shares of common stock of the Account Party, calculated on a fully diluted basis (each, a “Change of Control”); provided that, in each case of the foregoing clauses (i) and (ii), such failure shall not constitute an Event of Default unless and until a Rating Decline has occurred;
then, and in any such event, the Administrative Agent (i) may, and at the request of the Required Issuing Banks shall, by notice to the Account Party, declare the obligation of each Issuing Bank to make Issuances of Credit to be terminated (ii) may, and at the request of the Required Issuing Banks shall, issue a Non-Extension Notice in respect of each Letter of Credit, whereupon the same shall forthwith terminate; and (iii) may and at the request of the Required Issuing Banks shall, by notice to the Account Party, declare the Reimbursement Obligations and all other Letter of Credit Obligations, all interest thereon and all other amounts payable under this Agreement to be forthwith due and payable, whereupon the outstanding Reimbursement Obligations and all other Letter of Credit Obligations, all such interest and all such amounts shall become and be forthwith due and payable by the Account Party, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Account Party; provided, however, that in the event of an actual or deemed entry of an order for relief with respect to the Account Party under the Bankruptcy Code of the United States of America, (A) the obligation of each Issuing Bank to make Issuances of Credit shall automatically be terminated and (B) the outstanding Reimbursement Obligations and all other Letter of Credit Obligations, all interest, all fees and all other amounts payable under this Agreement shall automatically become and be due and payable, without presentment, demand, protest or any notice of any kind, all of which are hereby expressly waived by the Account Party.
Section 6.02. Actions in Respect of the Letters of Credit upon Default.
If any Event of Default described in Section 6.01(f) with respect to the Account Party shall have occurred and be continuing or the Reimbursement Obligations and other Letter of Credit Obligations shall have otherwise been accelerated or the Commitments terminated pursuant to Section 6.01, then the Administrative Agent may, or shall at the request of the Required Issuing Banks, make demand upon the Account Party to, and forthwith upon such demand (or, in the case of an Event of Default under Section 6.01(f) with respect to the Account Party, automatically without demand) the Account Party will, deposit in an account designated by the Administrative Agent (the “Collateral Account”) with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Issuing Banks, in same day funds, an amount equal to 103% (or such lesser percentage as may be agreed by the Administrative Agent and all of the Issuing Banks) of the aggregate Letter of Credit Outstandings on such date. If at any time the Administrative Agent determines that any funds held in the Collateral Account are subject to any right or claim of any Person other than the Administrative Agent and the Issuing Banks or that the total amount of such funds is less than 103% (or such lesser percentage as may be agreed by the Administrative Agent and all of the Issuing Banks) of the aggregate Letter of Credit Outstandings on such date, the Account Party will, forthwith upon demand by the Administrative Agent, pay to the Administrative Agent, as additional funds to be deposited and held in the Collateral Account, an amount equal to the excess of (i) 103% (or such lesser percentage as may be agreed by the Administrative Agent and all of the Issuing Banks) of such aggregate Letter of Credit Outstandings on such date over (ii) the total amount of funds, if any, then held in the Collateral Account that the Administrative Agent determines to be free and clear of any such right and claim. Upon any LC Disbursement under any Letter of Credit for which funds are on deposit in the Collateral Account, such funds shall be applied to reimburse the Issuing Banks for the reimbursement obligation of the Account Party to such Issuing Banks to the extent permitted by Applicable Law.

ARTICLE VII
THE ADMINISTRATIVE AGENT
Article VII
THE ADMINISTRATIVE AGENT
Section 7.01. Appointment and Authority.
Each Issuing Bank hereby irrevocably appoints PNC to act on its behalf as the Administrative Agent hereunder, under the other Facility Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Administrative Agent and the Issuing Banks, and the Account Party shall not have rights as a third-party beneficiary of any of such provisions. It is understood and agreed that the use of the term “agent” or any similar term herein (including any use of such term in Article II), in any other Facility Document, or in any Letter of Credit or extension or other amendment or modification thereto, with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any Applicable Law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.
Section 7.02. Rights in Other Capacities. The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as an Issuing Bank as any other Issuing Bank and may exercise the same as though it were not the Administrative Agent, and the term “Issuing Bank” or “Issuing Banks” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for, and generally engage in any kind of business with, the Account Party or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the other Issuing Banks.
Section 7.03. Exculpatory Provisions.
(a)The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Facility Documents, and its duties hereunder shall be solely administrative in nature. Without limiting the generality of the foregoing, the Administrative Agent:
(i)shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;
(ii)shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby and by the other Facility Documents that the Administrative Agent is required to exercise as directed in writing by the Required Issuing Banks (or such other number or percentage of the Issuing Banks as shall be expressly provided for herein or in the other Facility Documents); provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Facility Document or Applicable Law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Issuing Bank in violation of any Debtor Relief Law; and
(iii)shall not, except as expressly set forth herein, in the other Facility Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Account Party or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.
(b)The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Issuing Banks (or such other number or percentage of the Issuing Banks as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 6.01, 6.02 and 8.01), or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and nonappealable judgment. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to the Administrative Agent in writing by the Account Party or an Issuing Bank.
(c)The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement, any other Facility Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Facility Document, any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article III or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

Section 7.04. Reliance by Administrative Agent.
The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the issuance, extension, renewal or increase of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of any Issuing Bank, the Administrative Agent may presume that such condition is satisfactory to such Issuing Bank unless the Administrative Agent shall have received notice to the contrary from such Issuing Bank prior to the issuance, extension, renewal or increase of such Letter of Credit. The Administrative Agent may consult with legal counsel (who may be counsel for the Account Party), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.
Section 7.05. Resignation of Administrative Agent.
(a)The Administrative Agent may at any time give notice of its resignation to the Issuing Banks and the Account Party. Upon receipt of any such notice of resignation, the Issuing Banks shall have the right to appoint a successor, which shall be (i) a commercial bank with an office in the United States having a combined capital and surplus of at least $500,000,000, or an Affiliate of any such bank with an office in the United States, (ii) an Acceptable Bank and (iii) subject to the approval of the Account Party so long as no Default shall have occurred and be continuing (such approval not to be unreasonably withheld or delayed). If no such successor shall have been so appointed by the Issuing Banks and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation (or such earlier day as shall be agreed by the Issuing Banks) (the “Resignation Effective Date”), then the retiring Administrative Agent may (but shall not be obligated to), on behalf of the Issuing Banks, appoint a successor Administrative Agent meeting the qualifications set forth above.
(b)If the Person serving as Administrative Agent is a Defaulting Issuing Bank pursuant to clause (d) of the definition thereof, the Issuing Banks (who are not also Defaulting Issuing Banks) may, to the extent permitted by Applicable Law, by notice in writing to the Account Party and such Person remove such Person as Administrative Agent and, in consultation with the Account Party, appoint a successor, which shall be (i) a commercial bank with an office in the United States having a combined capital and surplus of at least $500,000,000, or an Affiliate of any such bank with an office in the United States, (ii) an Acceptable Bank and (iii) subject to the approval of the Account Party so long as no Default shall have occurred and be continuing (such approval not to be unreasonably withheld or delayed). If no such successor shall have been so appointed by such Issuing Banks and shall have accepted such appointment within 30 days (or such earlier day as shall be agreed by the Required Issuing Banks) (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.
(c)With effect from the Resignation Effective Date or the Removal Effective Date (as applicable) (1) the retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Facility Documents and (2) except for any indemnity payments owed to the retiring or removed Administrative Agent, all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Issuing Bank directly, until such time, if any, as the Issuing Banks appoint a successor Administrative Agent as provided for above. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring or removed Administrative Agent (other than any rights to indemnity payments owed to the retiring or removed Administrative Agent), and the retiring or removed Administrative Agent shall be discharged from all of its duties and obligations hereunder, under the other Facility Documents. The fees payable by the Account Party to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Account Party and such successor. After the retiring or removed Administrative Agent’s resignation or removal hereunder and under the other Facility Documents, the provisions of this Article and Section 8.04 shall continue in effect for the benefit of such retiring or removed Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring or removed Administrative Agent was acting as Administrative Agent.
(d)Notwithstanding anything in this Section 7.05 to the contrary, the retiring or removed Administrative Agent shall continue to hold any collateral (including cash collateral) as bailee for the benefit of the Issuing Banks until a successor Administrative Agent has been appointed in accordance with this Section 7.05.
Section 7.06. Non-Reliance on Administrative Agent and Issuing Banks.
Each Issuing Bank acknowledges that it has, independently and without reliance upon the Administrative Agent, any other Issuing Bank or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Issuing Bank also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Issuing Bank or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Facility Document or any related agreement or any document furnished hereunder or thereunder. Neither the Administrative Agent nor any Issuing Bank shall have any liability or responsibility for any “know your customer” or other regulatory checks or diligence of any party to this Agreement other than itself.
Section 7.07. Indemnification.
Each Issuing Bank severally (but not jointly) agrees to indemnify the Administrative Agent (to the extent not promptly reimbursed by the Account Party and without limiting its obligation to do so) from and against such Issuing Bank’s Commitment Percentage of any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever that may be imposed on, incurred by, or asserted against the Administrative Agent in any way relating to or arising out of this Agreement (including, but not limited to, any Issuance of Credit, any Non-Extension Notice of any Letter of Credit and any the honoring of, or refusal to honor, any demand for payment under any Letter of Credit), any other Facility Document, or any action taken or omitted by the Administrative Agent under this Agreement or any other Facility Document; provided, however, that no Issuing Bank shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Administrative Agent’s gross negligence or willful misconduct, as proven in a court of competent jurisdiction by final and nonappealable judgment. Without limitation of the foregoing, each Issuing Bank severally (but not jointly) agrees to reimburse the Administrative Agent promptly upon demand for its Commitment Percentage of any costs and expenses (including fees and reasonable expenses of counsel) payable by the Account Party under Section 8.04, to the extent that the Administrative Agent is not promptly reimbursed for such costs and expenses by the Account Party (and without limiting its obligation to do so) after request therefor. The failure of any Issuing Bank to reimburse the Administrative Agent promptly upon demand for its Commitment Percentage of any amount required to be paid by the Issuing Bank to the Administrative Agent as provided herein shall not relieve any other Issuing Bank of its obligation hereunder to reimburse the Administrative Agent for its Commitment Percentage of such amount, but no Issuing Bank shall be responsible for the failure of any other Issuing Bank to reimburse the Administrative Agent for such other Issuing Bank’s Commitment Percentage of such amount. Without prejudice to the survival of any other agreement of any Issuing Bank hereunder, the agreement and obligations of each Issuing Bank contained in this Section 7.07 shall survive the payment in full of all Letter of Credit Obligations, interest, and all other amounts payable hereunder and termination or cancellation of all Letters of Credit.
Section 7.08. No Other Duties, etc.
Anything herein to the contrary notwithstanding, the Lead Arranger listed on the cover page hereof shall not have any powers, duties or responsibilities under this Agreement, any other Facility Document, except in its capacity, as applicable, as the Administrative Agent or an Issuing Bank hereunder or thereunder.

Section 7.09. Erroneous Payments.
(a)If the Administrative Agent notifies an Issuing Bank or Account Party, or any Person who has received funds on behalf of an Issuing Bank or Account Party (any such Issuing Bank, Account Party or other recipient, a “Payment Recipient”) that the Administrative Agent has determined in its sole discretion (whether or not after receipt of any notice under immediately succeeding clause (b)) that any funds received by such Payment Recipient from the Administrative Agent or any of its Affiliates were erroneously transmitted to, or otherwise erroneously or mistakenly received by, such Payment Recipient (whether or not known to such Issuing Bank, Account Party or other Payment Recipient on its behalf) (any such funds, whether received as a payment, prepayment or repayment of Reimbursement Obligations, interest, fees, distribution or otherwise, individually and collectively, an “Erroneous Payment”) and demands the return of such Erroneous Payment (or a portion thereof), such Erroneous Payment shall at all times remain the property of the Administrative Agent and shall be segregated by the Payment Recipient and held in trust for the benefit of the Administrative Agent, and such Issuing Bank or Account Party shall (or, with respect to any Payment Recipient who received such funds on its behalf, shall cause such Payment Recipient to) promptly, but in no event later than two Business Days thereafter, return to the Administrative Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made, in same day funds (in the currency so received), together with interest thereon in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Payment Recipient to the date such amount is repaid to the Administrative Agent in same day funds at the greater of the Overnight Bank Funding Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect. A notice of the Administrative Agent to any Payment Recipient under this clause (a) shall be conclusive, absent manifest error.
(b)Without limiting immediately preceding clause (a), each Issuing Bank or Account Party, or any Person who has received funds on behalf of an Issuing Bank or Account Party, hereby further agrees that if it receives a payment, prepayment or repayment (whether received as a payment, prepayment or repayment of Reimbursement Obligations, interest, fees, distribution or otherwise) from the Administrative Agent (or any of its Affiliates) (x) that is in a different amount than, or on a different date from, that specified in a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates) with respect to such payment, prepayment or repayment, (y) that was not preceded or accompanied by a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates), or (z) that such Issuing Bank or Account Party, or other such recipient, otherwise becomes aware was transmitted, or received, in error or by mistake (in whole or in part) in each case:
(i)(A) in the case of immediately preceding clauses (x) or (y), an error shall be presumed to have been made (absent written confirmation from the Administrative Agent to the contrary) or (B) an error has been made (in the case of immediately preceding clause (z)), in each case, with respect to such payment, prepayment or repayment; and
(ii)such Issuing Bank or Account Party shall (and shall cause any other recipient that receives funds on its respective behalf to) promptly (and, in all events, within one Business Day of its knowledge of such error) notify the Administrative Agent of its receipt of such payment, prepayment or repayment, the details thereof (in reasonable detail) and that it is so notifying the Administrative Agent pursuant to this Section 7.09(b).
(c)Each Issuing Bank or Account Party hereby authorizes the Administrative Agent to set off, net and apply any and all amounts at any time owing to such Issuing Bank or Account Party under any Facility Document, or otherwise payable or distributable by the Administrative Agent to such Issuing Bank or Account Party from any source, against any amount due to the Administrative Agent under immediately preceding clause (a) or under the indemnification provisions of this Agreement.
(d)The parties hereto agree that (x) irrespective of whether the Administrative Agent may be equitably subrogated, in the event that an Erroneous Payment (or portion thereof) is not recovered from any Person that has received such Erroneous Payment (or portion thereof) for any reason, the Administrative Agent shall be subrogated to all the rights and interests of such Person (and, in the case of any Person who has received funds on behalf of an Issuing Bank, to the rights and interests of such Issuing Bank, as the case may be) under the Facility Documents with respect to such amount (the “Erroneous Payment Subrogation Rights”) and (y) an Erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any obligations owed by the Account Party; provided that, for the avoidance of doubt, immediately preceding clauses (x) and (y) shall not apply to the extent any such Erroneous Payment is, and solely with respect to the amount of such Erroneous Payment that is, comprised of funds received by the Administrative Agent from, or on behalf of (including through the exercise of remedies under any Facility Document), the Account Party for the purpose of a payment on the Letter of Credit Outstandings.
(e)To the extent permitted by applicable law, no Payment Recipient shall assert any right or claim to an Erroneous Payment, and hereby waives, and is deemed to waive, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Erroneous Payment received, including waiver of any defense based on “discharge for value” or any similar doctrine.
(f)Each party’s obligations, agreements and waivers under this Section 7.09 shall survive the resignation or replacement of the Administrative Agent, any transfer of rights or obligations by, or the replacement of, an Issuing Bank, the termination of the Commitments and/or the repayment, satisfaction or discharge of all obligations (or any portion thereof) under any Facility Document or the termination or cancellation of all Letters of Credit.

ARTICLE VIII
MISCELLANEOUS
Article VIII
Section 8.01. Amendments, Etc.
Subject to Section 2.16(a)(i), no amendment or waiver of any provision of this Agreement, nor consent to any departure by the Account Party therefrom, shall in any event be effective unless the same shall be in writing and signed by the Required Issuing Banks and the Account Party, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given;
provided, however, that, no amendment, waiver or consent shall, unless in writing and signed by each Issuing Bank directly affected thereby (other than, in the case of clause (i) or (vi) below, any Issuing Bank which is also a Defaulting Issuing Bank), do any of the following: (i) amend Section 3.01, 3.02 or 3.03 or waive any of the conditions specified therein, (ii) increase the Commitment of any Issuing Bank, extend the Commitments of any Issuing Bank or extend the Termination Date, (iii) reduce (x) the amount of, or the interest on, or rate of interest applicable to, the Reimbursement Obligations, (y) any fees (whether payable pursuant to Section 2.02, the Fee Letter or otherwise) or (z) other amounts payable to the Issuing Banks hereunder or under any other Facility Document, (iv) postpone any date fixed for any payment of any amounts payable to the Issuing Banks hereunder, (v) amend or waive Section 2.01, Section 2.06, Section 2.12(g), Section 2.14, Section 2.16, Section 2.17 or the collateral percentage set forth in Section 6.02 or any provision thereof, respectively, (vi) change the definition of Required Issuing Banks or change the percentage of the Commitments or of the Letter of Credit Obligations, or the number or the percentage of Issuing Banks, that shall be required for the Issuing Banks or any of them to take any action hereunder, (vii) amend or waive this proviso to this Section 8.01, or the number or the percentage of Issuing Banks that shall be required for the Issuing Banks (or any of them) to take any action hereunder, or any provision of this Agreement that requires pro rata treatment of the Issuing Banks, (viii) amend or waive Section 8.04 or any provision thereof, or (ix) amend or waive Section 8.07 or any provision thereof;
provided, further, that (x) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent, affect the rights or duties of the Administrative Agent under this Agreement and (y) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent and the Required Issuing Banks, amend or waive Section 2.16.
In addition, notwithstanding anything in this Section to the contrary, if the Administrative Agent and the Account Party shall have jointly identified an obvious error or any error or omission of a technical nature, in each case, in any provision of the Facility Documents (including, for the avoidance of doubt, the form of Letter of Credit attached to this Agreement as Exhibit A), then the Administrative Agent and the Account Party shall be permitted to amend such provision, and, in each case, such amendment shall become effective without any further action or consent of any other party to any Facility Document if the same is not objected to in writing by the Required Issuing Banks to the Administrative Agent within five (5) Business Days following receipt of notice thereof.
Section 8.02. Notices, Etc.
(a)Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile as follows:

(i)if to the Account Party, to it at 825 N.E. Multnomah Street, Suite 2000, Portland, Oregon 97232-4116, Attention: Ryan Weems, Senior Vice President, Chief Financial Officer and Treasurer (Telephone No. (503) 813-5401);
(ii)if to the Administrative Agent from the Account Party, to PNC Bank, National Association, at the address separately provided to the Account Party with a hard copy to Agency Services, PNC First-Side Center, 4th Fl., 500 First Avenue, Pittsburgh, PA 15219, Attention: Kimberly Ealy, Brian Hays and Sean Drinan, but if for Issuances of Credit, prepayment and terminations notices, to PNC Bank, National Association, PNC Bank First-Side Center, 2nd Fl, P7-PFSC-02-T, 500 First Avenue, Pittsburgh, PA 15219, Attention:International Trade Product Delivery; and
(iii)if to any Issuing Bank, at its address specified opposite its name on Schedule I hereto, and if to any other Issuing Bank at its Funding Office specified in the Assignment and Assumption pursuant to which it became an Issuing Bank.
Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices delivered through electronic communications, to the extent provided in subsection (b) below, shall be effective as provided in said subsection (b).
(b)Electronic Communications. Notices and other communications to the Issuing Banks hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Issuing Bank pursuant to Section 2.01 if such Issuing Bank, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Section by electronic communication. The Administrative Agent or the Account Party may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.
Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient, at its e-mail address as described in the foregoing clause (i), of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii) above, if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.
(c)Change of Address, etc. Any party hereto may change its address or facsimile number for notices and other communications hereunder by notice to the other parties hereto.
(d)Platform.
(i) The Account Party agrees that the Administrative Agent may, but shall not be obligated to, make the Communications (as defined below) available to the Issuing

Banks by posting the Communications on Debt Domain, Intralinks, SyndTrak or a substantially similar electronic transmission system (the “Platform”).
(ii)The Platform is provided “as is” and “as available.” The Agent Parties (as defined below) do not warrant the adequacy of the Platform and expressly disclaim liability for errors or omissions in the Communications. No warranty of any kind, express, implied or statutory, including any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects, is made by any Agent Party in connection with the Communications or the Platform. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the Account Party, any Issuing Bank, or any other Person or entity for damages of any kind, including direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of the Account Party’s or the Administrative Agent’s transmission of communications through the Platform except to the extent that such damages are found in a judgment by a court of competent jurisdiction by final and nonappealable judgment to have resulted from such Agent Party’s gross negligence or willful misconduct. “Communications” means, collectively, any notice, demand, communication, information, document or other material provided by or on behalf of the Account Party pursuant to any Facility Document or the transactions contemplated therein which is distributed to the Administrative Agent or any Issuing Bank by means of electronic communications pursuant to this Section, including through the Platform.
Section 8.03. No Waiver; Remedies.
No failure on the part of any Issuing Bank or the Administrative Agent to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.
Section 8.04. Costs and Expenses; Indemnification; Subrogation.
(a)The Account Party agrees to pay promptly upon demand (i) all reasonable out-of-pocket costs and expenses of the Administrative Agent, the Lead Arranger, and their respective Affiliates in connection with the preparation, negotiation, execution, delivery, administration, modification and amendment of this Agreement and the Letters of Credit and the other documents to be delivered hereunder, including (A) all due diligence, syndication (including printing, distribution and bank meetings), transportation, computer, duplication, appraisal, consultant, and audit expenses and (B) the reasonable fees and expenses of counsel for the Administrative Agent with respect thereto and with respect to advising the Administrative Agent as to its rights and responsibilities under this Agreement, and (ii) all reasonable out of pocket expenses incurred by the Administrative Agent in connection with the issuance, amendment, renewal, extension or presentation of any Letter of Credit or any demand for payment thereunder. The Account Party further agrees to pay promptly upon demand all reasonable costs and expenses of the Administrative Agent and the Issuing Banks, if any, (A) in connection with the enforcement (whether through negotiations, legal proceedings or otherwise) of this Agreement and the other Facility Documents, including their respective rights under this Section 8.04, or (B) in connection with the Letters of Credit requested or issued hereunder (including with respect to any demand for payment thereunder), including all such reasonable out-of-pocket expenses incurred during any workout, restructuring, negotiations or judicial, arbitral or similar or analogous proceedings in respect of such Letters of Credit or demands for payment thereunder, including reasonable fees and expenses of one outside counsel and any special or local counsel for the Administrative Agent and the Issuing Banks taken as a whole in connection with the enforcement of rights under this Section 8.04(a), and, separate counsel for the Administrative Agent and any Issuing Banks to the extent needed to avoid an actual or potential conflict of interest.
(b)The Account Party shall indemnify on demand and hold the Administrative Agent (and any sub-agent thereof), the Lead Arranger and each Issuing Bank, and each Related Party of any of the foregoing Persons (each, an “Indemnified Party”) harmless from and against any and all claims, damages, losses and liabilities, joint or several, to which any such Indemnified Party may become subject, in each case arising out of or in connection with or relating to this Agreement (including in connection with any investigation, litigation or proceeding or preparation of a defense in connection therewith before any court or other Governmental Authority, including any action or proceeding seeking to restrain any drawing under a Letter of Credit or to compel or restrain any payment or any other action under a Letter of Credit or this Agreement (and irrespective of who may be the prevailing party)), any of the transactions contemplated herein (including, but not limited to, any Letter of Credit issued hereunder, any application for an Issuance or Issuance of Credit and with respect to any demand or provision for payment thereunder (including, but not limited to, any actions, inactions, misfeasance, malfeasance or wrongdoing of any kind (whether in contract, tort, equity, under statute or otherwise) of any beneficiary of any Letter of Credit or any agent or representative (or any Person claiming to be such an agent or such a representative) of any such beneficiary or class or group of such beneficiaries)), any failure or alleged failure by any Person to comply with Applicable Law, the Oregon Judgments, or the actual or proposed use of the Issuances of Credit or proceeds thereof, and shall reimburse on demand any Indemnified Party for any and all reasonable expenses (including reasonable fees and expenses of counsel) as they are incurred in connection with the investigation of or preparation for or defense of any pending or threatened claim or any action or proceeding arising therefrom, whether or not such Indemnified Party is a party and whether or not such claim, action or proceeding is initiated or brought by or on behalf of the Account Party or any of its Affiliates and whether or not any of the transactions contemplated hereby are consummated or this Agreement is terminated, except to the extent such claim, damage, loss, liability or expense is found in a judgment by a court of competent jurisdiction by final and nonappealable judgment to have resulted from such Indemnified Party’s gross negligence or willful misconduct. In the case of an investigation, litigation or other proceeding to which the indemnity in this Section 8.04(b) applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by the Account Party, its directors, shareholders or creditors (expressly including judgment creditors) or an Indemnified Party or any other Person or any Indemnified Party is otherwise a party thereto and whether or not the transactions contemplated hereby are consummated. The Account Party agrees not to assert any claim against the Administrative Agent, any Issuing Bank, any of their respective Affiliates, or any of their respective directors, officers, employees, attorneys and agents, on any theory of liability, for special, indirect, consequential or punitive damages arising out of or otherwise relating to this Agreement, any of the transactions contemplated herein or the actual or proposed use of the Issuances of Credit or the proceeds thereof; provided that, for the avoidance of any doubt, nothing in the preceding sentence shall in any way limit or abrogate the Account Party’s duty to indemnify any Indemnified Party for any special, indirect, consequential or punitive damages to which the indemnity in this Section 8.04(b) otherwise applies. This Section 8.04(b) shall not apply with respect to Taxes that are Indemnified Taxes, Excluded Taxes or Taxes that are covered by Section 2.10(a)(ii).
(c)Without prejudice to the survival of any other agreement of the Account Party hereunder, the agreements and obligations of the Account Party contained in Sections 2.10 and 8.04 shall survive the payment in full of all Reimbursement Obligations, interest and all other amounts payable hereunder and termination or expiration of each Letter of Credit.
(d)

(i)The Account Party agrees that none of the Administrative Agent, any Issuing Bank, any of their respective Affiliates, or any of their respective directors, officers, employees, attorneys and agents shall have any liability (whether direct or indirect, in contract or tort or otherwise) to the Account Party or its respective security holders or creditors (expressly including judgment creditors) related to or arising out of or in connection with this Agreement, any application for an Issuance, the Issuances of Credit and Letters of Credit or the use or proposed use of the proceeds thereof, the fitness for purpose (whether in connection with the Oregon Judgments or otherwise), or any lack thereof, of any Letter of Credit (it being understood that each Issuing Bank, to the fullest extent permitted by law, expressly disclaims any express or implied warranties as to such fitness for purpose), any non-compliance with any law, regulation or rule (including any rule of civil procedure) of any Letter of Credit, any actions, inactions, misfeasance, malfeasance or wrongdoing of any kind (whether in contract, tort, equity, under statute or otherwise) of any beneficiary of any Letter of Credit or any representative (or any Person claiming to be such a representative) of any such beneficiary or class or group of such beneficiaries, any of the transactions contemplated by any of the foregoing or in the Facility Documents (including, but not limited to, the honoring or the refusal to honor (as the case may be) any demand for payment under any Letter of Credit issued hereunder) and the performance by the Administrative Agent, any Issuing Bank, any of their respective Affiliates, or any of their respective directors, officers, employees, attorneys and agents of any of the foregoing except to the extent that any loss, claim, damage, liability or expense is found in a judgment by a court of competent jurisdiction by final and nonappealable judgment to have resulted from gross negligence or willful misconduct of the applicable Credit Party, any of their respective Affiliates, or any of their respective directors, officers, employees, attorneys and agents.
(ii)Neither the Administrative Agent nor the Issuing Banks shall be responsible to the Account Party for, and the Administrative Agent’s and Issuing Banks’ rights and remedies against the Account Party shall not be impaired by, any action or inaction of the Administrative Agent or any Issuing Bank in respect of any Letter of Credit (including with respect to any demand for payment thereunder) that is (A) required or permitted by: (i) any Applicable Law, (ii) the International Standby Practices, ICC Publication No. 590 or the most current version thereof, (iii) the Uniform Customs and Practice for Documentary Credits, 2007 Revision, International Chamber of Commerce Publication No. 600 or the most current version thereof, or (iv) standard and customary letter of credit banking policies and practices, including guidance and decisions from the ICC Banking Commission, the Bankers Association for Finance and Trade, the International Trade and Finance Association, and the Institute of International Banking Law & Practice (or any replacement of or successor to any of the foregoing), or (B) required by the Administrative Agent or such Issuing Bank’s standard letter of credit reimbursement requirements and operating procedures.
(e)In the event that an Indemnified Party is requested or required to appear as a witness in any action brought by or on behalf of or against the Account Party or any of its Affiliates in which such Indemnified Party is not named as a defendant, the Account Party agrees to reimburse such Indemnified Party for all reasonable expenses incurred by it in connection with such Indemnified Party’s appearing and preparing to appear as such a witness, including the fees and disbursements of its legal counsel.
(f)Each Issuing Bank, at its option, shall be subrogated to the Account Party’s rights against any Person who may be liable to the Account Party on any transaction or obligation underlying any Letter of Credit, to the rights of any holder in due course or Person with similar status against the Account Party, and to the rights of any beneficiary or any successor or assignee of any beneficiary.

Section 8.05. Right of Set-off.
Upon (i) the occurrence and during the continuance of any Event of Default and (ii) the making of the request or the granting of the consent specified by Section 6.01 to authorize the Administrative Agent to declare the Letter of Credit Obligations due and payable pursuant to the provisions of Section 6.01, each Issuing Bank and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by Applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held, and other obligations (in whatever currency) at any time owing, by such Issuing Bank or any such Affiliate, to or for the credit or the account of the Account Party against any and all of the obligations of the Account Party now or hereafter existing under this Agreement or any other Facility Document to such Issuing Bank or its Affiliates, irrespective of whether or not such Issuing Bank or such Affiliate shall have made any demand under this Agreement or any other Facility Document and although such obligations of the Account Party may be contingent or unmatured or are owed to a branch, office or Affiliate of such Issuing Bank different from the branch, office or Affiliate holding such deposit or obligated on such indebtedness; provided that in the event that any Defaulting Issuing Bank shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.16 and, pending such payment, shall be segregated by such Defaulting Issuing Bank from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Issuing Banks, and (y) the Defaulting Issuing Bank shall provide promptly to the Administrative Agent a statement describing in reasonable detail the obligations of the Account Party owing to such Defaulting Issuing Bank as to which it exercised such right of setoff. The rights of each Issuing Bank, and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Issuing Bank or its Affiliates may have. Each Issuing Bank agrees to notify the Account Party and the Administrative Agent promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.
Section 8.06. Binding Effect.
This Agreement shall become effective when it shall have been executed by the Account Party and the Administrative Agent and when the Administrative Agent shall have been notified by each Issuing Bank that such Issuing Bank has executed it and thereafter shall be binding upon and inure to the benefit of the Account Party, the Administrative Agent, and each Issuing Bank and their respective successors and assigns.
Section 8.07. Assignments and Participations.
(a)Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Account Party may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Issuing Bank, and no Issuing Bank may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of subsection (b) of this Section, (ii) by way of participation in accordance with the provisions of subsection (d) of this Section, or (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (e) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Related

Parties of each of the Administrative Agent and the Issuing Banks) any legal or equitable right, remedy or claim under or by reason of this Agreement.
(b)Assignments by Issuing Banks. Any Issuing Bank may at any time assign to one or more assignees that are Acceptable Banks all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Letter of Credit Obligations at the time owing to it); provided that any such assignment shall be subject to the following conditions:
(i)Minimum Amounts.
(A)    in the case of an assignment of the entire remaining amount of the assigning Issuing Bank’s Commitment and/or the Letter of Credit Obligations at the time owing to it or contemporaneous assignments to related Approved Funds that equal at least the amount specified in subsection (b)(i)(B) of this Section in the aggregate or in the case of an assignment to an Issuing Bank, an Affiliate of an Issuing Bank or an Approved Fund, no minimum amount need be assigned; and

(B)    in any case not described in subsection (b)(i)(A) of this Section, the aggregate amount of the Commitment or, if the applicable Commitment is not then in effect, the Letter of Credit Obligations of the assigning Issuing Bank subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date) shall not be less than $5,000,000, or an integral multiple of $1,000,000 in excess thereof, unless each of the Administrative Agent and, so long as no Default has occurred and is continuing, the Account Party otherwise consents (each such consent not to be unreasonably withheld or delayed).

(ii)Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Issuing Bank’s rights and obligations under this Agreement with respect to the Letter of Credit Obligations or the Commitment assigned.
(iii)Required Consents. No consent shall be required for any assignment except to the extent required by subsection (b)(i)(B) of this Section and, in addition:
(A)     the consent of the Account Party (such consent not to be unreasonably withheld or delayed) shall be required unless (x) an Event of Default has occurred and is continuing at the time of such assignment, or (y) such assignment is to an Issuing Bank or an Affiliate of an Issuing Bank; provided that the Account Party shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within ten Business Days after having received written notice thereof;

(B)     the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments if such assignment is to a Person that is not an Issuing Bank with a Commitment or an Affiliate of such Issuing Bank; and

(C)    the consent of the beneficiary to each outstanding Letter of Credit, to the extent that the Administrative Agent determines in its discretion that such beneficiary has the right to consent thereto.

(iv)Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500; provided that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it is not an Issuing Bank, shall deliver to the Administrative Agent an Administrative Questionnaire.
(v)No Assignment to Certain Persons. No such assignment shall be made to (A) the Account Party or any of the Account Party’s Affiliates or Subsidiaries or (B) to any Defaulting Issuing Bank or any of its Subsidiaries, or any Person who, upon becoming an Issuing Bank hereunder, would constitute any of the foregoing Persons described in this clause (B).
(vi)No Assignment to Natural Persons. No such assignment shall be made to a natural Person.
(vii)Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Issuing Bank hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate, to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Issuing Bank to the Administrative Agent and each Issuing Bank hereunder (and interest accrued thereon), and (y) acquire (and fund as appropriate) its full pro rata share of all Letters of Credit in accordance with its Commitment Percentage. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Issuing Bank hereunder shall become effective under Applicable Law without compliance with the provisions of this subsection, then the assignee of such interest shall be deemed to be a Defaulting Issuing Bank for all purposes of this Agreement until such compliance occurs.
Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of an Issuing Bank under this Agreement, and the assigning Issuing Bank thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Issuing Bank’s rights and obligations under this Agreement, such Issuing Bank shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 2.10, 2.13 and 8.04 with respect to facts and circumstances occurring prior to the effective date of such assignment; provided, that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Issuing Bank will constitute a waiver or release of any claim of any party hereunder arising from that Issuing Bank’s having been a Defaulting Issuing Bank. Any assignment or transfer by an Issuing Bank of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Issuing Bank of a participation in such rights and obligations in accordance with subsection (d) of this Section.
Notwithstanding anything herein to the contrary, no assignment or assumption of any Issuing Bank’s rights or obligations under this Agreement shall become effective unless the applicable assignee is an Acceptable Bank.
(c)Register. The Administrative Agent, acting solely for this purpose as a non-fiduciary agent of the Account Party, shall maintain at its address referred to in Section 8.02 a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Issuing Banks and Commitments, and Reimbursement Obligations owing to, each Issuing Bank, pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Account Party, the Administrative Agent and the Issuing Banks shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as an Issuing Bank hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Account Party and any Issuing Bank at any reasonable time and from time to time upon reasonable prior notice.
(d)Participations. Any Issuing Bank may at any time, without the consent of, or notice to, the Account Party or the Administrative Agent, sell participations to any Person (other than a natural Person or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Issuing Bank’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Letter of Credit Obligations owing to it); provided that (i) such Issuing Bank’s obligations under this Agreement shall remain unchanged, (ii) such Issuing Bank shall remain solely responsible to the other parties hereto for the performance of such obligations, and (iii) the Account Party, the Administrative Agent, and the Issuing Banks shall continue to deal solely and directly with such Issuing Bank in connection with such Issuing Bank’s rights and obligations under this Agreement. For the avoidance of doubt, each Issuing Bank shall be responsible for the indemnity under Section 7.07 with respect to any payments made by such Issuing Bank to its Participant(s).
Any agreement or instrument pursuant to which an Issuing Bank sells such a participation shall provide that such Issuing Bank shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Issuing Bank will not, without the consent of the Participant, agree to any amendment, modification or waiver described in Section 8.01 requiring the consent of each Issuing Bank directly affected thereby that directly affects such Participant. The Account Party agrees that each Participant shall be entitled to the benefits of Sections 2.10, 2.13 and 8.04(c) (subject to the requirements and limitations therein, including the requirements under Section 2.13(g) (it being understood that the documentation required under Section 2.13(g) shall be delivered to the participating Issuing Bank or the applicable Withholding Agent to the extent required by Applicable Law)) to the same extent as if it were an Issuing Bank and had acquired its interest by assignment pursuant to subsection (b) of this Section; provided that such Participant (A) agrees to be subject to the provisions of Section 2.15 as if it were an assignee under subsection (b) of this Section; and (B) shall not be entitled to receive any greater payment under Section 2.10 or 2.13, with respect to any participation, than its participating Issuing Bank would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. Each Issuing

Bank that sells a participation agrees, at the Account Party’s request and expense, to use reasonable efforts to cooperate with the Account Party to effectuate the provisions of Section 2.15(b) with respect to any Participant. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 8.05 as though it were an Issuing Bank; provided that such Participant agrees to be subject to Section 2.14 as though it were an Issuing Bank. Each Issuing Bank that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Account Party maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Letter of Credit Obligations or other obligations under the Facility Documents (the “Participant Register”); provided that no Issuing Bank shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Letters of Credit or its other obligations under any Facility Document) to any Person except to the extent that such disclosure is necessary to establish that such Commitment, Letter of Credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations or to comply with other requirements under applicable tax law. The entries in the Participant Register shall be conclusive absent manifest error, and such Issuing Bank shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.
(e)Certain Pledges. Any Issuing Bank may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Issuing Bank, including any pledge or assignment to secure obligations to a Federal Reserve Bank or any other central banking authority; provided that no such pledge or assignment shall release such Issuing Bank from any of its obligations hereunder or substitute any such pledgee or assignee for such Issuing Bank as a party hereto.
Section 8.08. Confidentiality.
Neither the Administrative Agent nor any Issuing Bank shall disclose any Confidential Information to any other Person without the consent of the Account Party, other than (i) to the Administrative Agent’s or such Issuing Bank’s Affiliates and their respective officers, directors, employees, agents and advisors, to the Administrative Agent or an Issuing Bank, as contemplated by Section 8.07, to actual or prospective assignees and participants, and then only on a confidential basis, (ii) as required by any law, rule or regulation or judicial process, (iii) to any rating agency when required by it; provided, that, prior to any such disclosure, such rating agency shall undertake to preserve the confidentiality of any Confidential Information received by it from such Issuing Bank, (iv) as requested or required by any state, federal or foreign authority or examiner regulating banks, banking or other financial institutions, (v) to any direct, indirect, actual or prospective counterparty (and its advisor) to any swap, derivative or securitization transaction related to the obligations under this Agreement, on a confidential basis, (vi) to any credit insurance provider relating to the Account Party and its obligations on a confidential basis, (vii) in connection with the exercise of any remedies hereunder or under any other Facility Document or any action or proceeding relating to this Agreement or any other Facility Document or the enforcement of rights hereunder or thereunder and (viii) pursuant to a request or requirement from a regulatory authority (governmental or non-governmental self-regulatory authority) having jurisdiction over an Issuing Bank; provided that unless prohibited by Applicable Law, each Issuing Bank, and the Administrative Agent agree, prior to disclosure thereof, to notify the Account Party of any request for disclosure of any such Confidential Information (x) by any Governmental Authority or representative thereof (other than any such request in connection with an examination of such Issuing Bank or the Administrative Agent by such Governmental Authority) or (y) pursuant to legal process. For the avoidance of doubt, nothing herein prohibits any individual from communicating or disclosing information regarding suspected violations of laws, rules, or regulations to a Governmental Authority, or self-regulatory authority without any notification to any Person.
Section 8.09. Governing Law.
THIS AGREEMENT AND EACH OTHER FACILITY DOCUMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK (INCLUDING SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK), WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES THAT WOULD REQUIRE APPLICATION OF ANOTHER LAW.
Section 8.10. Severability.
In the event any one or more of the provisions contained in this Agreement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired hereby.
Section 8.11. Execution in Counterparts.
This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by telecopier or other electronic transmission (including by e-mail with a PDF attachment of an executed counterpart) shall be effective as delivery of an original executed counterpart of this Agreement.
Section 8.12. Jurisdiction, Etc.
(a)Each party hereto hereby irrevocably and unconditionally agrees that it will not commence any action, litigation or proceeding of any kind or description, whether in law or equity, whether in contract or in tort or otherwise, against the Administrative Agent, any Issuing Bank, or any Related Party of the foregoing in any way relating to this Agreement or any other Facility Document or the transactions relating hereto or thereto, in any forum other than the courts of the State of New York sitting in the Borough of Manhattan in New York City, and of the United States District Court of the Southern District of New York sitting in the Borough of Manhattan in New York City, and any appellate court from any thereof, and each of the parties hereto irrevocably and unconditionally submits to the jurisdiction of such courts and agrees that all claims in respect of any such action, litigation or proceeding may be heard and determined in such New York State court or, to the fullest extent permitted by applicable law, in such federal court.  Each party hereto agrees that a final, nonappealable judgment in any such action, litigation or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.
(b)The Account Party irrevocably and unconditionally waives, to the fullest extent permitted by Applicable Law, any objection that it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to this Agreement or any other Facility Document in any court referred to in paragraph (a) of this Section 8.12. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by applicable law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(c)Each party hereto irrevocably consents to service of process in the manner provided for notices in Section 8.02. Nothing in this Agreement will affect the right of any party hereto to serve process in any other manner permitted by Applicable Law.
(d)Nothing in this Agreement or in any other Facility Document shall (i) waive any statutory, regulatory, common law, or other rule, doctrine, legal restriction, provision or the like providing for the treatment of bank branches, bank agencies, or other bank offices as if they were separate juridical entities for certain purposes, including Uniform Commercial Code Sections 4-106, 4-A-105(1)(b), and 5-116(b), UCP 600 Article 3 and ISP98 Rule 2.02, and URDG 758 Article 3(a) or (ii) affect which courts have or do not have personal jurisdiction over the issuing bank or beneficiary of any Letter of Credit or any advising bank, nominated bank or assignee of proceeds thereunder or proper venue with respect to any litigation arising out of or relating to such Letter of Credit with, or affecting the rights of, any Person not a party to this Agreement, whether or not such Letter of Credit contains its own jurisdiction submission clause.
Section 8.13. Waiver of Jury Trial.
EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER FACILITY DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY) OR THE ACTIONS OF THE ADMINISTRATIVE AGENT, ANY ISSUING BANK, OR THE ACCOUNT PARTY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT THEREOF. TO THE EXTENT THEY MAY LEGALLY DO SO, THE ACCOUNT PARTY, THE ADMINISTRATIVE AGENT AND THE ISSUING BANKS HEREBY AGREE THAT ANY SUCH CLAIM, DEMAND, ACTION, CAUSE OF ACTION, OR PROCEEDING SHALL BE DECIDED BY A COURT TRIAL WITHOUT A JURY AND THAT ANY PARTY HERETO MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE OTHER PARTY OR PARTIES HERETO TO WAIVER OF ITS OR THEIR RIGHT TO TRIAL BY JURY. EACH PARTY HERETO (i) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (ii) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER FACILITY DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.
Section 8.14. USA Patriot Act.
Each Issuing Bank that is subject to the Patriot Act and the Administrative Agent (for itself and not on behalf of any Issuing Bank) hereby notifies the Account Party that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law as of October 26, 2001)) (as amended, restated, modified or otherwise supplemented from time to time, the “Patriot Act”), it is required to obtain, verify and record information that identifies the Account Party, which information includes the name and address of the Account Party and other information that will allow such Issuing Bank or the Administrative Agent, as applicable, to identify the Account Party in accordance with the Patriot Act. The Account Party shall, and shall cause each of its respective Subsidiaries to, provide, to the extent commercially reasonable, such information and take such actions as are reasonably requested by the Administrative Agent or any Issuing Bank in order to assist the Administrative Agent and the Issuing Banks in maintaining compliance with the Patriot Act, including the Beneficial Ownership Regulation for the Account Party to the extent the Account Party qualifies as a “legal entity customer” under the Beneficial Ownership Regulation.
Section 8.15. No Fiduciary Duty.
The Credit Parties and their respective Affiliates (collectively, solely for purposes of this Section, the “Financing Parties”), may have economic interests that conflict with those of the Account Party, its securities holders and/or their Affiliates. The Account Party agrees that nothing in the Facility Documents will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between any Financing Party, on the one hand, and the Account Party, its securities holders or its Affiliates, on the other hand. The Account Party acknowledges and agrees that (i) the transactions contemplated by the Facility Documents (including the exercise of rights and remedies hereunder and thereunder) are arm’s-length commercial transactions between the Financing Parties, on the one hand, and the Account Party, on the other, and (ii) in connection therewith and with the process leading thereto, (x) no Financing Party has assumed an advisory or fiduciary responsibility in favor of the Account Party, its securities holders or its Affiliates with respect to the transactions contemplated hereby (or the exercise of rights or remedies with respect thereto) or the process leading thereto (irrespective of whether any Financing Party has advised, is currently advising or will advise the Account Party, its securities holders or its Affiliates on other matters), and (y) each Financing Party is acting solely as principal hereunder and under the other Facility Documents and not as the agent or fiduciary of the Account Party, its management, securities holders or creditors. The Account Party acknowledges and agrees that it has consulted its own legal and financial advisors to the extent it deemed appropriate and that it is responsible for making its own independent judgment with respect to such transactions and the process leading thereto. The Account Party agrees that it will not claim that any Financing Party has rendered advisory services of any nature, or owes a fiduciary or similar duty to the Account Party, in connection with the transactions contemplated by the Facility Documents or the process leading thereto.
Section 8.16. Acknowledgement and Consent to Bail-In of Affected Financial Institutions.
Notwithstanding anything to the contrary in any Facility Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Facility Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:
(a)the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and
(b)the effects of any Bail-In Action on any such liability, including, if applicable:
(i)a reduction in full or in part or cancellation of any such liability;
(ii)a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent entity, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Facility Document; or

(iii)the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of the applicable Resolution Authority.
Section 8.17. Certain ERISA Matters.
(a)Each Issuing Bank (x) represents and warrants, as of the date such Person became an Issuing Bank party hereto, to, and (y) covenants, from the date such Person became an Issuing Bank party hereto to the date such Person ceases being an Issuing Bank party hereto, for the benefit of, the Administrative Agent and not, for the avoidance of doubt, to or for the benefit of the Account Party, that at least one of the following is and will be true:
(i)such Issuing Bank is not using “plan assets” (within the meaning of 29 CFR §2510.3-101, as modified by Section 3(42) of ERISA) of one or more Benefit Plans with respect to such Issuing Bank’s entrance into, administration of and performance of the Letters of Credit, the Commitments or this Agreement;
(ii)the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Issuing Bank entrance into, administration of and performance of the Letters of Credit, the Commitments and this Agreement;
(iii)(A) such Issuing Bank is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Section VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Issuing Bank to enter into, participate in, administer and perform the Letters of Credit, the Commitments and this Agreement, (C) the entrance into, administration of and performance of the Letters of Credit, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (k), as applicable, of Section I of PTE 84-14 and (D) to the best knowledge of such Issuing Bank the requirements of subsection (a) of Section I of PTE 84-14 are satisfied with respect to such Issuing Banks’ entrance into, administration of and performance of the Letters of Credit, the Commitments and this Agreement; or
(iv)such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Issuing Bank.
(b)In addition, unless either (1) sub-clause (i) in the immediately preceding clause (a) is true with respect to an Issuing Bank or (2) an Issuing Bank has provided another representation, warranty and covenant in accordance with sub-clause (iv) in the immediately preceding clause (a), such Issuing Bank further (x) represents and warrants, as of the date such Person became an Issuing Bank party hereto, to, and (y) covenants, from the date such Person became an Issuing Bank party hereto to the date such Person ceases being an Issuing Bank party hereto, for the benefit of, the Administrative Agent and not, for the avoidance of doubt, to or for the benefit of the Account Party, that the Administrative Agent is not a fiduciary with respect to the assets of such Issuing Bank involved in such Issuing Banks’ entrance into, administration of and performance of the Letters of Credit, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Facility Document or any documents related hereto or thereto).

(c)For the benefit of, the Administrative Agent and not, for the avoidance of doubt, to or for the benefit of the Account Party, each Issuing Bank represents and warrants that it is not and will not be acting with the assets of a “benefit plan investor” (as defined in Section 3(42) of ERISA) or any plan that is subject to a law that is similar to Section 406 of ERISA or Section 4975 of the Internal Revenue Code.
Section 8.18. Multiple Roles.
Each Issuing Bank and its respective Affiliates is engaged in a broad range of financial services and may be acting in multiple roles that may involve interests that differ from those of the Account Party, the Administrative Agent, the other Issuing Banks, or their respective Affiliates. Such transactions and roles may involve the Account Party, the Administrative Agent, the other Issuing Banks, or their respective Affiliates, the beneficiaries of Letters of Credit, judgment creditors under the Oregon Judgments or their respective counsel. Each party hereto acknowledges and accepts that each Issuing Bank and its respective Affiliates may perform more than one role in relation to any Letter of Credit or transactions related to any Letter of Credit.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

PACIFICORP
as the Account Party

By:	/s/ M. Ryan Weems
Name:	M. Ryan Weems
Title:	Senior Vice President, Chief Financial Officer and Treasurer

[PacifiCorp – Signature Page to Letter of Credit Agreement]

PNC BANK, NATIONAL ASSOCIATION
as Administrative Agent and an Issuing Bank

By:	/s/ Joseph McElhinny
Name:	Joseph McElhinny
Title:	Senior Vice President

[PacifiCorp – Signature Page to Letter of Credit Agreement]

SUMITOMO MITSUI BANKING CORPORATION,
as an Issuing Bank

By:	/s/ Mary Harold
Name:	Mary Harold
Title:	Managing Director

[PacifiCorp – Signature Page to Letter of Credit Agreement]

MUFG BANK, LTD.,
as an Issuing Bank

By:	/s/ Jeffrey Fesenmaier
Name:	Jeffrey Fesenmaier
Title:	Managing Director

MIZUHO BANK, TLD.,
as an Issuing Bank

By:	/s/ Edward Sacks
Name:	Edward Sacks
Title:	Managing Director

BANK OF AMERICA, N.A.,
as an Issuing Bank

By:	/s/ John M. Eyerman
Name:	John M. Eyerman
Title:	Director

WELLS FARGO BANK, NATIONAL ASSOCIATION,
as an Issuing Bank

By:	/s/ Whitney Shellenberg
Name:	Whitney Shellenberg
Title:	Executive Director

BARCLAYS BANK PLC,
as an Issuing Bank

By:	/s/ Sydney G. Dennis
Name:	Sydney G. Dennis
Title:	Director

JPMORGAN CHASE BANK, N.A.,
as an Issuing Bank

By:	/s/ Eduardo Lopez Peiro
Name:	Eduardo Lopez Peiro
Title:	Vice President

CITIBANK, N.A.,
as an Issuing Bank

By:	/s/ Ashwani Khubani
Name:	Ashwani Khubani
Title:	Managing Director and Vice President

U.S. BANK NATIONAL ASSOCIATION,
as an Issuing Bank

By:	/s/ John Prigge
Name:	John Prigge
Title:	Senior Vice President

BANK OF MONTREAL
as an Issuing Bank

By:	/s/ Michael Cummings
Name:	Michael Cummings
Title:	Managing Director

ROYAL BANK OF CANADA,
as an Issuing Bank

By:	/s/ Matthew Smith
Name:	Matthew Smith
Title:	Authorized Signatory

THE BANK OF NOVA SCOTIA,
as an Issuing Bank

By:	/s/ David Dewar
Name:	David Dewar
Title:	Director

CANADIAN IMPERIAL BANK OF COMMERCE, NEW YORK BRANCH,
as an Issuing Bank

By:	/s/ Amit Vasani
Name:	Amit Vasani
Title:	Managing Director

TRUIST BANK,
as an Issuing Bank

By:	/s/ Catherine Strickland
Name:	Catherine Strickland
Title:	Vice President

THE TORONTO-DOMINION BANK, NEW WORK BRANCH,
as an Issuing Bank

By:	/s/ Paul Yoon
Name:	Paul Yoon
Title:	Director

THE BANK OF NEW YORK MELLON,
as an Issuing Bank

By:	/s/ Molly H. Ross
Name:	Molly H. Ross
Title:	Director